UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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Aaron’s, Inc.
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400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339

March 28, 2019

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2019 Annual Meeting of Shareholders of Aaron’s, Inc. to be held on Wednesday, May 8, 2019, at 9:00 a.m., local time, at the Georgian Club located at 100 Galleria Parkway SE, 17th Floor, Atlanta, Georgia 30339. The Annual Meeting will begin with a discussion of, and voting on, the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will be followed by a report on Aaron’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our Board of Directors and our executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals in the Proxy Statement. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, to your enclosed proxy card.

We look forward to seeing you at the Annual Meeting. On behalf of our management and directors, I want to thank you for your continued support of, and confidence in, Aaron’s.

Sincerely,

Ray M. Robinson	John W. Robinson III
Chairman of the Board	President and Chief Executive Officer

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2019
The 2019 Annual Meeting of Shareholders of Aaron’s, Inc., which we refer to as “Aaron’s” or the “Company,” will be held on Wednesday, May 8, 2019, at 9:00 a.m., local time, at the Georgian Club located at 100 Galleria Parkway SE, 17th Floor, Atlanta, Georgia 30339, for the purpose of considering and voting on the following items:

1.	To elect eight directors to serve for a term expiring at the 2020 Annual Meeting of Shareholders.
2.	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.
3.	To adopt and approve the Aaron's, Inc. Amended and Restated 2015 Equity and Incentive Plan.
4.	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2019.
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Information relating to these items is provided in the accompanying Proxy Statement.
Only shareholders of record, as shown on the stock transfer books of Aaron’s, on March 4, 2019 are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.
If you were a shareholder of record on March 4, 2019, you are strongly encouraged to vote in one of the following ways whether or not you plan to attend the Annual Meeting: (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen
Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary
Atlanta, Georgia
March 28, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 2019.

We are pleased to announce that we are delivering your proxy materials for the 2019 Annual Meeting of Shareholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our “Notice of Proxy Materials,” will be mailed to our shareholders on or about March 28, 2019.

Our Notice of Proxy Materials will instruct you on how you may vote your proxy via the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at http://www.aarons.com/proxy and
http://www.aarons.com/annualreport, respectively,
and at http://www.envisionreports.com/AAN

PROXY SUMMARY
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Aaron’s, Inc., which we refer to as “we,” “our,” “us,” “Aaron’s” or the “Company,” of proxies for use at the 2019 Annual Meeting of Shareholders, including any adjournment or postponement thereof, which we refer to as the “Annual Meeting.” This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access Letter will first be mailed, and that this Proxy Statement and our 2018 Annual Report to Shareholders will first be made available to our shareholders, on or about March 28, 2019.
2019 Annual Meeting of Shareholders

Date and Time	May 8, 2019, at 9:00 a.m., local time
Place	The Georgian Club 100 Galleria Parkway SE, 17th Floor Atlanta, Georgia 30339
Record Date	March 4, 2019
Voting
Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Elect eight directors to serve for a term expiring at the 2020 Annual Meeting of Shareholders	“FOR” each director nominee
Vote on a non-binding advisory resolution approving Aaron’s executive compensation	“FOR”
Approve the Aaron's, Inc. Amended and Restated 2015 Equity and Incentive Plan	“FOR”
Ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2019	“FOR”

See “Matters To Be Voted On” beginning on page 4 for more information.

Executive Compensation Matters
The Compensation Committee of our Board of Directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. We believe this design will enable us to meet the operational, financial and strategic objectives established by our Board of Directors. Each of our named executive officers identified in the “Compensation Discussion and Analysis” section of this proxy statement, which we refer to as our “named executive officers” or “NEOs”, generally has a greater portion of their total direct compensation that is variable and performance-based than do other employees. This is consistent with our philosophy that incentive compensation opportunities linked to performance - including financial, operating and stock price performance - should increase as overall responsibility increases.
Incentive compensation for 2018 performance reflects solid financial results. Despite the challenges faced by the traditional rent-to-own industry, the Compensation Committee was pleased with management’s achievements and our performance for the year ended December 31, 2018, particularly the following:

•	We reported record revenues of $3.8 billion in 2018 compared to $3.4 billion in 2017, driven by strong growth in our Progressive Leasing segment.

•
Progressive Leasing achieved record revenues of nearly $2.0 billion in 2018, an increase of 27.6% over 2017. Progressive Leasing’s revenue growth is due to a 23.2% increase in total invoice volume, which was generated through an increase in invoice volume per active door.

•
Consolidated earnings before income taxes ("EBIT") increased to a record $252.2 million compared to $239.6 million in 2017, driven by growth at Progressive Leasing, partially offset by declines from our Aaron's Business.

•
During 2018, we acquired substantially all of the assets of the store operations of 152 Aaron's-branded franchised stores. We believe the acquisitions are benefiting our omnichannel platform through added scale, strengthening our presence in certain geographic markets, enhancing operational control, including compliance, and enabling us to execute our business transformation initiatives on a broader scale.

•	We generated cash from operating activities of $356.5 million in 2018 and had $15.3 million in cash and $373.0 million available on our revolving credit facility as of December 31, 2018.

•	We returned $175.0 million to our shareholders in 2018 through the repurchase of 3.7 million shares and the payment of quarterly cash dividends. We have paid dividends for 31 consecutive years.

•
We continued optimizing our Aaron's store-based operations by implementing various cost efficiency and lease-margin-improvement initiatives, including optimizing merchandising and promotional strategies and continuing store consolidations.

•	We continued the development of management talent across our entire organization.

•	Our stock price increased 7% during the year, from January 2, 2018 to December 31, 2018.

•	We further improved the Company’s compliance programs and achieved important compliance objectives for the year, including objectives related to information security and compliance training.
Based on our 2018 performance, the Compensation Committee approved the following incentive awards for our named executive officers:

•
Messrs. John W. Robinson III and Steven A. Michaels earned annual cash incentive awards of 103.6% of target based on Company-wide financial performance and the achievement of compliance-related goals. Mr. Douglas A. Lindsay earned an annual cash incentive award of 104.4% of target based on Aaron’s Business results for financial performance and compliance-related goals. Messrs. Ryan K. Woodley and Curtis L. Doman earned annual cash incentive awards of 104.9% of target, based on Progressive’s results for financial performance and compliance-related goals.

•
Our named executive officers also earned awards under the performance share component of our 2018 long-term incentive program. This component represents 50% of the annual grant value made under our 2018 long-term incentive program to our NEOs. Messrs. Robinson and Michaels earned awards at 99.0% of target, based on the Company’s overall performance. Mr. Lindsay earned awards at 101.0% of target, based on the financial performance of our Aaron’s Business and the Company as a whole.  Messrs. Woodley and Doman earned awards at 99.9% of target based on the financial performance of Progressive and the Company as a whole. As of the March 4, 2019 record date, the value realized from these awards was greater than the corresponding grant date target values in light of the subsequent increase in our stock price. Further, for the stock options and time-based restricted stock awards that comprise the remainder of the annual grant for our named executive officers, our stock price increase as of March 4, 2019 resulted in award values that were also greater than the grant date award values.

See “Compensation Discussion and Analysis” beginning on page 25 for more information.

MATTERS TO BE VOTED ON
Proposal 1-Election of Directors
Our Board of Directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2020 Annual Meeting of Shareholders. Each nominee elected to serve as a director will hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our Board of Directors recommends. In no event will the proxy be voted for more than eight nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.
Robert Yanker will not be re-nominated to our Board of Directors so that he may pursue other business interests and personal opportunities. We thank Mr. Yanker for the care and dedication he brought to his service on our Board of Directors.
The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Kathy T. Betty	63	Former Owner and Chief Executive Officer Atlanta Dream (WNBA team)	Yes	August 2012
Douglas C. Curling	64	Managing Principal New Kent Capital LLC and New Kent Consulting LLC	Yes	January 2016
Cynthia N. Day	53	President and Chief Executive Officer Citizens Bancshares Corporation and Citizens Trust Bank	Yes	October 2011
Curtis L. Doman	46	Chief Product Officer Progressive	No	August 2015
Walter G. Ehmer	53	President and Chief Executive Officer Waffle House, Inc.	Yes	May 2016
Hubert L. Harris, Jr.	75	Former Chief Executive Officer Invesco North America	Yes	August 2012
John W. Robinson III	47	President and Chief Executive Officer Aaron’s, Inc.	No	November 2014
Ray M. Robinson	71	Former President for the Southern Region AT&T	Yes	November 2002
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote “FOR”
the election of each of the nominees above.

Proposal 2-Advisory Vote on Executive Compensation
We provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
To meet this objective, during 2018, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) objective measurements of business performance, (ii) the accomplishment of strategic, financial and compliance objectives, (iii) the development of management talent, (iv) enhancement of shareholder value and (v) other matters relevant to both the short- and the long-term success of Aaron’s. Our focus on internal financial performance as measured in our annual incentive plans led to solid results for 2018, and we believe has positioned our operations well for the future. Our equity program serves to align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we ask for shareholder approval of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”
This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. At last year’s annual meeting of shareholders, over 98% of votes cast were in support of the compensation paid to our named executive officers. Our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote “FOR”
the resolution approving our executive compensation.

Proposal 3-Approval of the Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan
We are asking our shareholders to approve the Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan (the “Amended and Restated 2015 Plan”), which amends the Aaron’s, Inc. 2015 Equity and Incentive Plan (the “Existing 2015 Plan”) initially approved by shareholders on May 6, 2015, to make the changes summarized below.
Background
The Existing 2015 Plan is an important tool that we use to promote the long-term growth and profitability of Aaron’s and its subsidiaries by providing employees, directors, consultants, advisors, and other persons who work for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company. In addition, we believe the Existing 2015 Plan helps us attract, retain, and reward talented individuals and align their interests with shareholders. The Existing 2015 Plan is our only incentive award plan with shares available for issuance. As of March 4, 2019, only 722,323 shares remained available for future grants under the Existing 2015 Plan.
To ensure that the Company has an appropriate number of shares available for grant under the Existing 2015 Plan to properly incentivize employees, directors, consultants, advisors, and other persons who work for the Company and its subsidiaries, we are asking shareholders to approve an increase in the number of shares of common stock available for issuance under the Existing 2015 Plan by 3,000,000 shares, bringing the total remaining number of shares that may be issued under the plan to 3,722,323 shares.
The Existing 2015 Plan was also designed to allow the Company to comply with the requirements of Section 162(m) of the Internal Revenue Code governing the deductibility of performance-based compensation paid to certain “covered employees.” Since shareholders initially approved the Existing 2015 Plan on May 6, 2015, the Tax Cuts and Jobs Act (the "Tax Act") was signed into law and generally eliminated the deductibility of performance-based compensation under Section 162(m). As a result, we are asking shareholders to approve amendments to the Existing 2015 Plan to remove references to, and provisions implemented in order to comply with, Section 162(m).
While most of these changes are administrative in nature, the changes include the elimination of individual limits contained in the Existing 2015 Plan on the number of awards that may be granted in any one fiscal year to any participant (other than the limitation on the number of options and SARs (as defined below) that can be granted in any one fiscal year). These limitations were implemented solely to comply with the requirements of Section 162(m), and the removal of these limitations in no way reflects a change in our compensation philosophy or the design of our compensation program, both of which are discussed under “Compensation Discussion and Analysis” elsewhere in this Proxy Statement. Even without these limits, the Company’s compensation practices and compensation philosophy will remain subject to oversight and input from shareholders through our regular say-on-pay proposals submitted to shareholders and our regular shareholder engagement program.
Based on these and other considerations, the Compensation Committee approved the Amended and Restated 2015 Plan and recommended the same to the Board of Directors for its approval. The Board of Directors approved the Amended and Restated 2015 Plan in March 2019, subject to shareholder approval.
If shareholders do not approve the Amended and Restated 2015 Plan, the Existing 2015 Plan will continue in effect, and we will be subject to the limitations set forth in the Existing 2015 Plan. Because certain of our directors and executive officers may be eligible to receive awards under the Existing 2015 Plan and the Amended and Restated 2015 Plan, such directors and executive officers may be considered to have an interest in this proposal.
Summary of and Rationale for the Amendments to the Existing 2015 Plan
The key provisions of the Amended and Restated 2015 Plan are substantially the same as those of the Existing 2015 Plan. We are asking our shareholders to approve the Amended and Restated 2015 Plan to make the following changes to the Existing 2015 Plan:

•	Increase the remaining number of shares of common stock available for issuance by 3,000,000 shares to a total of 3,722,323 shares; and

•
Revise the Existing 2015 Plan in light of amendments to Internal Revenue Code Section 162(m) in the Tax Act to remove references to and provisions implemented in order to comply with Internal Revenue Code Section 162(m), including the individual limits on the number of awards that may be granted in any one fiscal year to any participant (other than the limitation on the number of options and SARs (as defined below) that can be granted in any one fiscal year).

Summary of the Amended and Restated 2015 Plan
The following summary of the material terms of the Amended and Restated 2015 Plan is qualified in its entirety by reference to the full text of the Amended and Restated 2015 Plan, which is attached as Appendix A to this Proxy Statement.
Capitalized terms used in this summary, but not otherwise defined in this summary, shall have the respective meanings ascribed to them in the Amended and Restated 2015 Plan.
Administration of the Amended and Restated 2015 Plan
The Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the “Committee”) to administer the Amended and Restated 2015 Plan, and the Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right to select the persons who receive awards under the Amended and Restated 2015 Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the Amended and Restated 2015 Plan. Subject to the express provisions of the Amended and Restated 2015 Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the Amended and Restated 2015 Plan.
Eligible Participants
Employees of the Company or certain affiliates, non-employee members of the Board of Directors, and any other individual who provides bona fide services to the Company or certain affiliates not in connection with the offer or sale of securities in a capital raising transaction (subject to certain limitations) will be eligible for selection by the Committee for the grant of awards under the Amended and Restated 2015 Plan. As of December 31, 2018, there were approximately 475 employees and 7 non-employee members of the Board of Directors who could be eligible to receive awards under the Amended and Restated 2015 Plan. Individuals who are not employees or directors providing services to the Company or certain affiliates are not eligible to receive awards under the Amended and Restated 2015 Plan.
Types of Awards
The Amended and Restated 2015 Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), stock appreciation rights ("SARs"), restricted stock, RSUs, performance shares, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.
Shares Available for Issuance
The aggregate number of shares that will be available for issuance pursuant to awards granted under the Amended and Restated 2015 Plan is 8,000,000 shares (the “Share Pool”), subject to adjustment as described in the Amended and Restated 2015 Plan, of which 3,722,323 shares remain currently available for issuance. The shares issued by the Company under the Amended and Restated 2015 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
If shares awarded under the Amended and Restated 2015 Plan are not issued, or are reacquired by the Company, as a result of a forfeiture of restricted stock or an RSU, or the termination, expiration or cancellation of an NQSO, ISO, SAR, performance share or performance unit, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Amended and Restated 2015 Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Amended and Restated 2015 Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be added back to the Share Pool.
Individual Limits
Subject to adjustment as described in the Amended and Restated 2015 Plan, the maximum number of options and SARs that, in the aggregate, may be granted in any one fiscal year to any participant is 1,000,000.

Adjustments
The Committee will make equitable adjustments in the number and class of securities available for issuance under the Amended and Restated 2015 Plan (including under any awards then outstanding), the number and type of securities subject to the individual limits set forth in the Amended and Restated 2015 Plan, and the terms of any outstanding award, as it determines are necessary and appropriate, to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off combination, or exchange of shares, distribution to shareholders (other than an ordinary cash dividend), or similar corporate transactions or events.
Stock Options
A stock option provides the participant with the right to buy a specified number of shares at a specified price (“exercise price”) after certain conditions have been met. The Committee may grant both NQSOs and ISOs under the Amended and Restated 2015 Plan. The tax treatment of NQSOs is different from the tax treatment of ISOs, as explained in the section below entitled “Federal Income Tax Consequences.” The Committee will determine and specify in the award agreement whether the option is an NQSO or ISO, the number of shares subject to the option, the exercise price of the option and the period of time during which the option may be exercised (including the impact of a termination of employment). No option can be exercisable more than ten years after the date of grant and the exercise price of a stock option must be at least equal to the fair market value of a share on the date of grant of the option. However, with respect to an ISO granted to a participant who is a shareholder holding more than 10% of the Company’s total voting stock, the ISO cannot be exercisable more than five years after the date of grant and the exercise price must be at least equal to 110% of the fair market value of a share on the date of grant.
Each option shall be counted as one share subject to an award and deducted from the Share Pool.
A participant may pay the exercise price under an option (i) in cash, by check, bank draft, money order or other cash equivalent approved by the Committee; or (ii) if approved by the Committee, by tendering previously-acquired shares having an aggregate fair market value at the time of exercise equal to the total option price (provided that the tendered shares must have been held by the participant for any period required by the Committee), pursuant to a cashless exercise procedure adopted by the Committee, by any other means which the Committee determines to be consistent with the Amended and Restated 2015 Plan’s purpose and applicable law, including net exercise, or (iii) by a combination of these payment methods. No shares will be delivered until the full option price has been paid.
 Stock Appreciation Rights
A SAR entitles the participant to receive cash, shares, or a combination thereof, in an amount equal to the excess of the fair market value of a share on the exercise date over the exercise price for the SAR, after certain conditions have been met. The Committee will determine and specify in the SAR award agreement the number of shares subject to the SAR, the SAR exercise price (which generally must be at least equal to the fair market value of a share on the date of grant of the SAR), the conditions upon which the SAR becomes vested and exercisable, and the period of time during which the SAR may be exercised (including the impact of a termination of employment). No SAR can be exercisable more than ten years after the date of grant. Each SAR that may be settled in shares of common stock shall be counted as one share subject to an award and deducted from the Share Pool. SARs that may not be settled in shares of common stock shall not result in a reduction from the Share Pool.
Restricted Stock and RSUs
The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or units, the purchase price, if any, to be paid for such restricted stock/unit, any restrictions applicable to the restricted stock/unit such as continued service or achievement of performance goals, the length of the restriction period and whether any circumstances, such as death or disability, shorten or terminate the restriction period, and whether RSUs will be settled in cash, shares or a combination of both. Unless the Committee specifies otherwise, RSUs will be settled in shares of common stock.

Except as provided in the Amended and Restated 2015 Plan or in the award agreement, a participant who receives a restricted stock award will have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends; provided, however, the Committee may require that any dividends during the restriction period be subject to the same restrictions on vesting as the underlying award. A participant receiving an RSU will not have voting rights and will accrue dividend equivalents only to the extent provided in the RSU agreement and subject to the same vesting and payment restrictions as on the underlying award. Each share of restricted stock and each RSU that may be settled in shares of common stock shall be counted as one share subject to an award and deducted from the Share Pool. RSUs that may not be settled in shares of common stock will not result in a deduction from the Share Pool.
Performance Shares and Units
A performance share will have an initial value equal to the fair market value of a share on the date of grant. A performance unit will have an initial value that is established by the Committee at the time of grant. In addition to any non-performance terms applicable to the performance share or performance unit, the Committee will set performance goals which, depending on the extent to which they are met, will determine the number or value of the performance shares or units that will be paid out to the participant. The Committee may provide for payment of earned performance shares/units in cash or in shares or in the form of other awards granted under the Amended and Restated 2015 Plan which have a fair market value equal to the value of the earned performance shares/units at the close of the applicable performance period. Unless the Committee specifies otherwise, earned performance shares/units will be settled in the form of shares of common stock.
Performance shares/units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the agreement relating to the award and subject to the same restrictions on vesting and payment as the underlying award.
Each performance share that may be settled in shares of common stock shall be counted as one share subject to an award, based on the number of shares that would be paid under the performance share for achievement of target performance, and deducted from the Share Pool. Each performance unit that may be settled in shares of common stock shall be counted as a number of shares subject to an award, based on the number of shares that would be paid under the performance unit for achievement of target performance, and this number shall be deducted from the Share Pool. In the event that the performance shares or performance units are later settled based on above-target performance, the additional number of shares of common stock corresponding to the above-target performance shall be deducted from the Share Pool at the time of such settlement; in the event that the award is later settled based on below-target performance, the difference between the number of shares of common stock awarded based on the below-target performance and the number previously deducted from the Share Pool based on the target performance shall be added back to the Share Pool. Performance shares and performance units that may not be settled in shares of common stock will not result in a deduction from the Share Pool.
Other Awards
The Committee will have the authority to grant other forms of equity-based or equity-related awards, not otherwise described herein, that the Committee determines consistent with the purpose of the Amended and Restated 2015 Plan and the best interests of the Company and its shareholders. These other awards may include an award of, or the right to acquire, shares of common stock that are not subject to restrictions, or provide for cash payments based in whole or in part on the value or future value of shares, for the acquisition or future acquisition of shares, or any combination thereof. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price may not be less than 100% of the fair market value of a share on the date of grant. The Committee will determine all terms and conditions of such awards, including the performance measures (as described below), the performance period, the potential amount payable, and the timing of the payment. Other awards that may be settled in shares of common stock shall be counted as a number of shares subject to an award and deducted from the Share Pool. Other awards that may not be settled in shares of common stock shall not result in a deduction from the Share Pool.
Annual Incentive Awards
The Committee may grant annual incentive awards to participants in such amounts and upon such terms as the Committee shall determine. Unless provided otherwise at the time of grant, annual incentive awards (i) shall be payable in cash, and (ii) are intended to be exempt from Section 409A as short-term deferrals, and, thus, will be payable no later than two and a half (2 1⁄2) months after the end of the Company’s fiscal year to which the award relates.
Performance Measures

The Committee may establish performance measures for awards granted to participants under the Amended and Restated 2015 Plan. The performance measure or measures may include, but are not limited to, one or more of the following performance criteria: earnings, earnings before income taxes, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization and rent (EBITDAR), gross margin, operating margin, profit margin, market value added, market share, revenue, revenue growth, return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital), total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee), profit, economic profit, capitalized economic profit, operating profit, after-tax profit, net operating profit after tax (NOPAT), pretax profit, cash, cash flow measures (including but not limited to operating cash flow, free cash flow, cash flow return, cash flow per share, and free cash flow per share), earnings per share (EPS), consolidated pretax earnings, net earnings, operating earnings, segment income, economic value added, net income, net income from continuing operations available to common shareholders excluding special items, operating income, adjusted operating income, assets, sales, net sales, sales volume, sales growth, net sales growth, comparable store sales, sales per square foot, inventory turnover, inventory turnover ratio, productivity ratios, number of active stores/sites (including but not limited to Company-owned stores, franchised stores, and/or retail or merchant stores at which the Company has entered into lease-to-own arrangements during a specified time period), number of customers, invoice volume, debt/capital ratio, return on total capital, cost, unit cost, cost control, expense targets or ratios, charge-off levels, operating efficiency, operating expenses, customer satisfaction, improvement in or attainment of expense levels, working capital, working capital targets, improvement in or attainment of working capital levels, debt, debt to equity ratio, debt reduction, capital targets, capital expenditures, price/earnings growth ratio, acquisitions, dispositions, projects or other specific events, transactions or strategic milestones, the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee), and book value per share.
All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or non-GAAP basis. Any performance measure for an award may be described in terms of Company-wide objectives or objectives that are related to a specific segment, division, subsidiary, employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. The Committee will specify the period over which the performance goals for a particular award will be measured.
The Committee may specify such other conditions and criteria as it chooses and may exercise discretion as it determines appropriate.
The Committee will determine whether the applicable performance goals have been met with respect to a particular award. In determining whether any performance objective has been satisfied, the Committee is authorized to include or exclude the effects of extraordinary items and/or other items that are unusual or nonrecurring, changes in tax laws or regulations or accounting procedures, or any other factors as the Committee may determine.
Change in Control
Unless otherwise provided in an award agreement, upon a change in control of the Company, any outstanding option, SAR, restricted stock and RSU shall vest as of or immediately prior to the change in control if such award is not assumed, continued or replaced with a “replacement award.” If the participant receives a replacement award in connection with a change in control, and the participant’s employment is terminated without cause within two years following the consummation of a change in control, outstanding options, SARs, restricted stock and RSUs held by such participant shall vest on the participant’s termination date. “Replacement award” means an award (a) of the same type (e.g., option, RSU, etc.) as the award, (b) that has a value at least equal to the value of the award, (c) that relates to publicly traded equity securities of the Company or its successor or is payable solely in cash, and (d) that has other terms and conditions of which are not less favorable to the participant than the terms and conditions of the award.
With respect to awards that are subject to performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated award will be paid prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.
 Clawback and Cancellation Policies
Awards under the Amended and Restated 2015 Plan are subject to any clawback policy adopted by the Company from time to time, including clawback policies adopted to comply with Section 954 of the Dodd-Frank Wall Street Reform and

Consumer Protection Act. For information regarding the Company’s existing clawback policy, see “Compensation Discussion and Analysis-Related Policies and Considerations-Forfeiture of Awards.”
Transferability
Awards generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except in the event of a participant’s death to his beneficiary, or by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime. However, the Committee may provide in an award agreement for a NQSO that the NQSO be transferable consistent with securities law and other applicable law. NQSOs and SARs may not be transferred for value or consideration.
Amendment and Termination
The Board of Directors or the Committee may amend or terminate the Amended and Restated 2015 Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the shareholders before amending the Amended and Restated 2015 Plan to the extent required by Section 422 of the Code or the rules of the NYSE or other applicable law.
The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Amended and Restated 2015 Plan, but the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. The Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.
Federal Income Tax Consequences
The following is a summary of the general federal income tax consequences to our Company and to U.S. taxpayers of awards granted under the Amended and Restated 2015 Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.
Incentive Stock Options. A participant does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the participant recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the participant has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. ISO holding period requirements are waived when a participant dies. If a participant sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the participant recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the participant has held the ISO shares prior to disposition. In the year of any such disposition, we are entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes, if any, as a result of the disposition.
Nonqualified Stock Options. A participant does not recognize taxable income upon the grant of an NQSO. Upon the exercise of such a stock option, the participant recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price. We are entitled to an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the stock option.
Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. A participant may make an election under Internal Revenue Code Section 83(b) to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We are entitled to a deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

Restricted Stock Units. A participant who receives an award of RSUs will recognize ordinary income equal to the amount of any cash received and the fair market value of any shares issued and received at the time of and as a result of vesting. We are entitled to an income tax deduction in an amount equal to the ordinary income that the participant recognizes.
SARs. A participant who exercises a SAR will recognize ordinary income upon the exercise equal to the amount of any cash received and the fair market value of any shares received as a result of the exercise. We are entitled to an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.
Performance Units, Performance Shares and Other Awards. In the case of an award of performance unit awards, performance share awards, or other stock-based awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment. In that taxable year, we would be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.
Section 409A. Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances. While certain awards under the Amended and Restated 2015 Plan could be subject to Section 409A, the Amended and Restated 2015 Plan has been drafted to comply with the requirements of Section 409A, where applicable.
Section 162(m). Internal Revenue Code Section 162(m) limits the deductibility of compensation paid to our Chief Executive Officer and to each of our three other most highly compensated executive officers (other than the Chief Financial Officer for years commencing before 2018) named in the summary compensation table, provided that the executive officer is employed by us as an executive officer as of the end of that year. Under Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, we could previously achieve the deductibility of compensation related to the exercise of stock options or SARs or the vesting of performance-based equity awards by meeting certain conditions of Section 162(m). Section 162(m) was amended in December 2017 by the Tax Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While our shareholder-approved Existing 2015 Plan was previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years (other than with respect to “grandfathered” arrangements, if any). The Committee expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders. Since the performance-based compensation exception is no longer available, the Company will no longer include specific Section 162(m)-related limitations or provisions or request shareholder approval for this purpose, and generally will not attempt to meet the requirements previously included in the Existing 2015 Plan related to the now-eliminated performance-based exception as there is no tax benefit to doing so. The Company will continue to seek shareholder approval of any changes to the Amended and Restated 2015 Plan as may be required by applicable law or regulation.
Plan Benefits
All future awards will be made at the discretion of the Compensation Committee. Therefore, we cannot determine future benefits for any other awards under the Amended and Restated 2015 Plan at this time. The table below shows awards earned under the Existing 2015 Plan for fiscal year 2018.

Name	Title	2018 Incentive Award Value on Grant Date	# of Options Granted	# of RSAs Granted	# of RSUs Granted	# of PSUs Granted
John W. Robinson III	Chief Executive Officer	$5,344,806	87,330	27,510	—	55,020
Steven A. Michaels	Chief Financial Officer & President of Strategic Operations	1,445,849	23,640	7,440	—	14,880
Ryan K. Woodley	Chief Executive Officer, Progressive	2,468,917	40,320	12,720	—	25,410
Douglas A. Lindsay	President, Aaron's Business	1,390,272	22,680	7,170	—	14,310
Curtis L. Doman	Chief Product Officer, Progressive	1,466,407	23,940	7,560	—	15,090
Executive Officer Group		12,912,403	210,900	66,510	—	132,900
Non-Executive Directors Group			—	—	22,008	—
Non-Executive Officer Employee Group Total		15,673,433	150,150	141,588	—	138,210
Approval by Shareholders
Assuming a quorum is present, the proposal to approve the Amended and Restated 2015 Plan will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors unanimously recommends that you vote “FOR”
the Aaron's, Inc. Amended and Restated 2015 Equity and Incentive Plan.

Proposal 4-Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, which we refer to as “EY,” to audit our consolidated financial statements for the year ending December 31, 2019, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2019. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2019 because of the difficulty and expense of making any change during the current fiscal year. However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2020. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2019 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR”
the ratification of the appointment of our independent registered public accounting firm for 2019.

GOVERNANCE
Nominees to Serve as Directors

Kathy T. Betty, 63, has served as a director of the Company since August 2012. From 2009 until 2011, Ms. Betty was the owner and Chief Executive Officer of the Atlanta Dream of the WNBA. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership.
Among other qualifications, Ms. Betty brings over 30 years of business management and consultancy experience to our Board of Directors. Her leadership positions in the Atlanta community, include serving on the boards of the Chick-fil-A Foundation, the Alexander-Tharpe Fund, Georgia Institute of Technology, and the Board of Councilors of the Carter Center as well as serving on the Board of Trustees for the Georgia Institute of Technology Athletic Association and Board of Advisors for Synergy Laboratories and Sure Med Compliance. She has also served on the boards of the Children’s Health Care of Atlanta Foundation, YMCA of Metropolitan Atlanta and Big Brothers Big Sisters of Atlanta. These positions provided her with management, entrepreneurial, financial and accounting experience, which are utilized by our Board of Directors. These skills and experience qualify her to serve on our Board of Directors.

Douglas C. Curling, 64, has served as a director of the Company since January 2016. Since March 2009, Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and mergers and acquisitions consulting business. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling currently serves on the Board of Directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals.
Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our Board of Directors. His prior service as a chief financial officer provides him with valuable accounting and financial expertise, and his consulting experience provides him with significant mergers and acquisitions expertise, all of which is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Cynthia N. Day, 53, has served as a director of the Company since October 2011. Ms. Day is currently President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. Ms. Day previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003 and previously served as an audit manager for KPMG. She currently serves on the Board of Directors of Primerica, Inc., Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank. As of January 2017, Citizens Bancshares Corporation's stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Ms. Day has also served as a member of the Board of Directors of the National Bankers Association, the Georgia Society of CPAs, the University of Alabama Continuing Education Advisory Board and the United Negro College Fund.
Among other qualifications, Ms. Day brings significant management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our Board of Directors. These skills and experiences qualify her to serve on our Board of Directors.

Curtis L. Doman, 46, has served as a director of the Company since August 2015. Mr. Doman currently serves as the Chief Product Officer of the Company’s Progressive segment, and is a co-founder of Progressive. Previously, he served as Chief Technology Officer of Progressive from 1999 until December 2017. He was also President of IDS, Inc. from September 1993 until October 2015.
Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our Board of Directors. Mr. Doman’s intimate knowledge of our Progressive segment, including as the creator of the dynamic decision-making engine used by our Progressive segment in evaluating underwriting criteria for our lease products, is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Walter G. Ehmer, 53, has served as a director of the Company since May 2016. Mr. Ehmer is currently the President and Chief Executive Officer of Waffle House, Inc., or “Waffle House,” a position he has held since 2012. Mr. Ehmer has held various positions with Waffle House since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 1998 until 2002. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the board of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Police Foundation, the Metro Atlanta Chamber of Commerce, and Children's Healthcare of Atlanta Foundation.
Among other qualifications, Mr. Ehmer brings significant management and financial experience to our Board of Directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Hubert L. Harris, Jr., 75, has served as a director of the Company since August 2012. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the Board of Directors of Invesco from 1993 to 2004. From 1988 to 2005, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.
Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our Board of Directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

John W. Robinson III, 47, has been a director of the Company since November 2014 when he was named the Chief Executive Officer of the Company. Mr. Robinson was also named President of the Company as of February 2016. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC, which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or “TMX Finance.” He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. TMX Finance filed a voluntary Chapter 11 bankruptcy proceeding in April 2009 from which it emerged in April 2010. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer.
Among other qualifications, Mr. Robinson brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, including our Progressive segment in particular, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Ray M. Robinson, 71, has served as a director of the Company since November 2002 and has been our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways), and Fortress Transportation and Infrastructure Investors LLC, an investor in infrastructure and equipment for the transportation of goods and people, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern United States and the nation’s second largest. As of January 2017, Citizens Bancshares Corporation's stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Mr. Robinson previously served as a director of RailAmerica, Inc. from 2010 to 2012. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.
Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our Board of Directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Robert W. Kamerschen (51)
Chief Administrative Officer since February 2016 and Executive Vice President, General Counsel and Corporate Secretary since April 2014. Previously, Mr. Kamerschen served as Senior Vice President and General Counsel from June 2013 and also as Corporate Secretary from November 2013. Before joining the Company, Mr. Kamerschen worked at information solution provider Equifax Inc. from 2008 through 2013, serving in multiple executive positions and most recently as its U.S. Chief Counsel, Senior Vice President and Chief Compliance Officer. Mr. Kamerschen began his legal career in 1994 in the Atlanta office of the international law firm Troutman Sanders LLP.

Douglas A. Lindsay (48)
President of Aaron’s Business since February 2016. Prior to joining the Company, Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007 for ACE Cash Express.

Steven A. Michaels (47)
Chief Financial Officer and President of Strategic Operations since February 2016. Mr. Michaels previously served as President from April 2014 until February 2016, Vice President Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.

Robert P. Sinclair, Jr. (57)	Vice President, Corporate Controller since 1999.
Ryan K. Woodley (42)
Chief Executive Officer of Progressive Finance Holdings, LLC since January 2015. Mr. Woodley joined Progressive Finance Holdings, LLC as Chief Operating Officer and Chief Financial Officer in June of 2013. Prior to that, he was Chief Operating Officer and Chief Financial Officer at DigiCert, a digital security certificate provider which was sold to TA Associates in November 2012.

Composition, Meetings and Committees of the Board of Directors
Our Board of Directors is currently comprised of nine directors having terms expiring at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.
Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that meet the listing standards of the New York Stock Exchange, or “NYSE.” Our Corporate Governance Guidelines also require that at least 75% of our Board of Directors be “independent,” a requirement that is more stringent than the NYSE listing requirement that a majority of the Board of Directors be independent. Our Board of Directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. John Robinson, our President and Chief Executive Officer, and Mr. Doman, the Chief Product Officer of our Progressive segment.
Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of our website located at aarons.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Kathy T. Betty		Member	(Chair)
Douglas C. Curling	Member	(Chair)
Cynthia N. Day	(Chair)	Member
Walter G. Ehmer	Member		Member
Hubert L. Harris, Jr.	Member		Member
Ray M. Robinson		Member	Member
Robert H. Yanker	Member		Member
Number of Meetings in Fiscal Year 2018	10	6	4

*	Four members of the Audit Committee have been designated as an “audit committee financial expert” as defined by Securities and Exchange Commission, or "SEC", regulations.
Meetings
Our Board of Directors held eight meetings during 2018. The number of meetings held by each of our committees in 2018 is shown in the table above. Each of our directors attended 90% or more of the total of all meetings of our board and the committees on which he or she served during 2018.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. All of our directors attended the 2018 Annual Meeting of Shareholders held on May 9, 2018.
The non-management and independent members of our Board of Directors meet frequently in executive session, without management present. Mr. Ray Robinson, the Chairman of our Board of Directors, chairs these meetings.

Committees
Audit Committee. The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (vi) the adequacy of the Company’s policies and procedures to assess, monitor and manage business risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and (vii) the adequacy of the Company's information security and privacy program and cybersecurity initiatives. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the board recommend to our shareholders that the shareholders ratify the retention of our independent auditors.  In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors.  Many of those discussions are held in executive session with the Audit Committee.
Each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our Board of Directors has designated each of Ms. Day and Messrs. Curling, Ehmer and Harris as an “audit committee financial expert” as defined by SEC regulations.
Compensation Committee. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) equity compensation plans and other compensation and benefit plans; and (iii) other significant associate resources matters.
The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our President and Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our Board of Directors, changes to director compensation.
Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the “Exchange Act.”
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to: (i) board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our Board of Directors individuals to be nominated for election as directors and develops and recommends to our Board of Directors for adoption corporate governance principles applicable to the Company.
Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.

We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors. While our Board of Directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our Board of Directors.
No person may be nominated for election to our Board of Directors or appointed to fill a vacancy on the Board of Directors if he or she will be age 75 or older upon his or her election or appointment, unless a waiver is granted by our Board of Directors. Our Board has granted such a waiver with respect to our director, Hubert L. Harris, Jr., who is age 75, after considering a number of factors, including his experience, talents and skills, his exemplary attendance record for Board and Board committee meetings, and the valuable contributions Mr. Harris continues to make to the Board and the committees on which he serves. A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for the 2020 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of Aaron’s, Inc. at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in “Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the board’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) the factors described in “Assessment of Director Candidates and Required Qualifications,” (ii) whether there are or will be any vacancies on our Board of Directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.
Board Leadership Structure
We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chairman is responsible for leading our Board of Directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.
Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. John Robinson’s presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Our Board of Directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public. Our Board of Directors has determined that Mr. Ray Robinson, who serves as our Chairman, is independent under NYSE listing requirements. As a result, our Board of Directors has not designated a Lead Director.
Board of Directors and Committee Evaluations
Our Board of Directors and each of its committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2019, our Board of Directors also engaged a third-party legal advisor to facilitate our board self-evaluation process and board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation process.
Board Role in Risk Oversight
Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees. For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, (iii) performance of our internal audit function and independent auditors, and (iv) the identification and mitigation of cybersecurity risks. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee, together with our General Counsel or another representative from our legal department, also considers issues at its meetings relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2018, our Compensation Committee, aided by its independent third-party compensation consultant, reviewed our compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related thereto, including cybersecurity risks and related mitigation efforts.  For example, during 2018, our Board of Directors received presentations from external legal and other advisors regarding the board’s duties and role in overseeing cybersecurity-related risks and our efforts to mitigate those risks.  In addition, the board received presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans, and the role of various federal and state government agencies in helping companies prepare for and respond to cybersecurity incidents.  In addition, our Board of Directors reviewed our cybersecurity-related initiatives and plans with management.
Social and Environmental Responsibility

Our Board of Directors and management team recognize that social and environmental responsibility by public companies is of increasing importance to investors and believe that being a responsible corporate citizen helps drive shareholder value.  We are committed to making a positive impact on the environment and the communities where our customers and employees live and work.
Through our Aaron’s, Inc. Foundation and our Matching Gift Program, both of which are funded from the earnings of our Progressive Leasing and Aaron’s Business segments, and also through Progressive’s philanthropic program, “ProgReach” and the Aaron’s Business’s “Aaron’s Community Outreach Program,” our initiatives are helping build stronger communities where our customers and employees live and work, with a special focus on improving the lives of underserved youth. We have a goal of contributing 1% of our annual, consolidated pre-tax profits to these efforts each year.  In 2018, our contributions exceeded $3 million, representing approximately 1.2% of our 2018 pre-tax profits.

Recently, our initiatives have included:

•	Entering into our second three-year national partnership with the Boys and Girls Clubs of America, under which we have committed $5 million of funding and other resources;

•	Committing to complete 53 Boys and Girls Clubs’ teen center makeovers by 2021, including donating $20,000 of merchandise to each of those teen centers;

•
Being the primary sponsor of the Boys and Girls Clubs’ National Keystone Conference, a character and leadership development event that brings together 2,500 club members and advisors from around the country;

•	Providing financial support and internship programs to 20 students of Morehouse College, a historically black college, through 2021, underwritten by a gift of $1 million;

•
Donating more than $500,000 to local, regional and national charities in 2018, through Progressive’s ProgReach program, and enabling Progressive employees to assemble and donate comfort kits for patients at children’s hospitals in Salt Lake City and Phoenix, volunteer in soup kitchens, host food drives, and donate tablets and school supplies to over 250 students in the Big Brothers Big Sisters Mentor 2.0 college readiness program;

•
Providing community-level assistance to veterans, youth organizations and community centers through in-kind donations from our Aaron’s Community Outreach Program, which is the local, store-based giving initiative of the Aaron’s Business;

•
Contributing merchandise to the Warrick Dunn Charities’ and Kurt Warner’s First Things First Foundation’s “Home for the Holidays” program, which assists single parents in becoming first-time homeowners, through a partnership with Habitat for Humanity;

•
Matching employee donations to not-for profit organizations within the areas of arts and culture, health and human services, civic and community concerns, and education, on a dollar-for-dollar basis, up to $1,000 per employee; and

•
Sponsoring numerous events during 2018 that allowed employees to volunteer for non-profit organizations during paid work days, including more than 200 Progressive employees renovating a non-profit child care facility near Salt Lake City and hundreds of Aaron’s employees volunteering at food banks in the Atlanta area each quarter.

In addition to the initiatives described above, we have also undertaken steps to proactively and positively impact the environment, including programs to reduce waste and encourage recycling, reduce energy consumption, and improve the fuel efficiency of our vehicle fleet.  Those steps and related accomplishments have included:

•	Implementing a comprehensive waste audit program at our manufacturing facilities, which covers all materials we use in our manufacturing processes;

•
Adopting waste-reduction programs that require the re-use or recycling of scrap material, including paper, plastic, foam, fabric, wood, metal and cardboard, resulting in the recycling of approximately 10 million pounds of materials annually;

•	Reducing the amount of materials our manufacturing facilities send to landfills by more than 90% since 2009;

•	Encouraging employees to bring certain waste to our facilities, to facilitate the recycling of those materials, resulting in the recycling of thousands of plastic bottles annually;

•
Using foam in the manufacturing of our bedding and furniture products, which does not contain lead, mercury, formaldehyde or CFCs, and which contains soy-based polyols, instead of those derived from fossil fuels;

•
Replacing metal halide lighting with more energy efficient Versabay lighting, and using skylight panels in approximately 600,000 square feet of our manufacturing space, to further reduce energy demand;

•	Providing recycling containers at our headquarters buildings, through which we recycle aluminum, cardboard, paper and plastic;

•	Locating our Progressive headquarters in a building that is LEED Silver Certified, with Daylight Harvesting and locating our Aaron's headquarters in a building that is Energy Star Certified;

•	Replacing approximately 35% of our delivery fleet with lighter, more fuel-efficient vehicles over the past 5 years;

•	Improving the average miles-per-gallon fuel efficiency of our delivery vehicles by approximately 9% over the past 5 years; and

•	Adopting a strict no-idling policy for our fleet drivers.

Board and Workplace Diversity

We believe the diverse business and occupational experiences, skills, talents, expertise, educational backgrounds, and the diversity of race, ethnicity, gender, age and cultural backgrounds possessed by our Board of Directors and employees helps strengthen our businesses and drive increased shareholder value.  Our Board of Directors includes individuals with diverse prior and current occupational and board experiences, areas of expertise, races, gender and age.
Our workplace initiatives include providing executive, monetary and other support to our Aaron’s Women’s Leadership Network, whose mission statement is "Empowering Talented Women."  This organization provides educational and motivational events and mentorship experiences focused on promoting its three pillars of "Leading Self," "Leading Others" and "Leading Communities." We recently introduced a similar women’s leadership initiative at Progressive.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2018, the Compensation Committee consisted of Mses. Betty and Day and Messrs. Curling and Ray Robinson, each of whom our Board of Directors determined was independent in accordance with NYSE listing requirements.
No member of the Compensation Committee during 2018 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that its directors, officers and more than 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2018.
NON-MANAGEMENT DIRECTOR COMPENSATION IN 2018
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally.
Effective in January 2016, as amended in May 2018 to increase the annual award of restricted stock units, and based upon the recommendation of the Compensation Committee's independent third-party compensation consultant, the compensation program for our non-employee directors was revised to better align with the interests of our shareholders as well as with current market practices. Under the re-designed program, non-employee directors receive an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $125,000, which generally vests one year following the grant date. Our Chairman, Mr. Ray Robinson, also received a cash retainer of $100,000, paid quarterly in $25,000 installments, in recognition of the additional duties he performs by serving as our Chairman. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also received an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required.
Directors who are employees of the Company receive no compensation for their service on our Board of Directors.
The following table shows compensation earned by non-employee directors during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)($)	Total ($)
Kathy T. Betty(2), (3)	80,000	125,000	205,000
Douglas C. Curling(2), (4)	90,000	125,000	215,000
Cynthia N. Day(2), (5)	95,000	125,000	220,000
Walter G. Ehmer(2), (6)	75,000	125,000	200,000
Hubert L. Harris, Jr.(2), (7)	80,000	125,000	205,000
Ray M. Robinson(2), (8)	175,000	125,000	300,000
Robert H. Yanker(2), (9)	75,000	125,000	200,000

(1)	Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718.

(2)
As of December 31, 2018, each of our non-executive directors, held 3,144 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in January 2018 and May 2018. As of December 31, 2018, Mr. Robinson also held 3,000 vested options, which expire in February 2020 and have an exercise price of $19.92.

(3)	Includes $21,250 in fees earned for services in the fourth quarter of 2018 which will be paid in 2019.

(4)	Includes $22,500 in fees earned for services in the fourth quarter of 2018 which will be paid in 2019.

(5)	Includes $23,750 in fees earned for services in the fourth quarter of 2018 which will be paid in 2019.

(6)
Includes $18,750 in fees earned for services in the fourth quarter of 2018 which will be paid in 2019 that Mr. Ehmer deferred under the Company's Nonqualified Deferred Compensation Plan and $56,250 in compensation Mr. Ehmer deferred under the Company's Nonqualified Deferred Compensation Plan.

(7)	Includes $18,750 in fees earned for services in the fourth quarter of 2018 which will be paid in 2019.

(8)	Includes $43,750 in fees earned for services in the fourth quarter of 2018 which will be paid in 2019.

(9)
Includes $18,750 in fees earned for services in the fourth quarter of 2018 which will be paid in 2019 that Mr. Yanker deferred under the Company's Nonqualified Deferred Compensation Plan and $56,250 in compensation Mr. Yanker deferred under the Company's Nonqualified Deferred Compensation Plan.

Stock Ownership Guidelines
Under the current stock ownership guidelines adopted by our Board of Directors in November 2015, each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units, or "RSUs") having a value of at least $400,000 prior to the later of January 31, 2020 or four years from when the director first joined our Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers (“NEOs”) and to explain how the Compensation Committee of our Board of Directors made its compensation decisions for 2018. For 2018, our NEOs are listed below.

Named Executive Officer	2018 Position
John W. Robinson III	President and Chief Executive Officer
Steven A. Michaels	Chief Financial Officer and President of Strategic Operations
Ryan K. Woodley	Chief Executive Officer, Progressive
Douglas A. Lindsay	President, Aaron’s Business
Curtis L. Doman	Chief Product Officer, Progressive
Executive Summary
Our compensation programs are designed to attract, motivate, and retain key executives by offering market-competitive pay opportunities with an emphasis on incentive compensation to create a strong linkage between pay and performance. This linkage between pay and performance is demonstrated by the following pay and performance results for 2018:

2018 Company Performance Results	2018 Executive Pay Results
• Consolidated Revenues were $3,829 million, which was an increase of 13% from 2017	• Short-term incentive awards were earned at a level between 104% and 105% of Target
• Consolidated EBIT was $252 million, which was an increase of 5% from 2017	• Performance Share Units (PSUs) were earned at a level between 99% and 101% of Target
• Consolidated Adjusted EBITDA[1] was $386 million, which was an increase of 7% from 2017	• RSAs granted in 2018 and RSUs granted in prior years increased in value above their grant date value given the increase in the stock price as of the March 4, 2019 record date
• Consolidated Return on Capital[2] of 11.4%, which was an increase of 60 bps from 2017
• All compliance goals for the Company and each of its Aaron’s Business and Progressive subsidiaries were fully achieved
• Returned approximately $175 million to shareholders through stock repurchases and dividends
• Increased the stock price by 7% from $39.47 on January 2, 2018, the first trading day of the year, to $42.05 on December 31, 2018, the last trading day of the year

[1] Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).  For a reconciliation of Adjusted EBITDA to the closest GAAP measurement, refer to the reconciliation set forth in the Company’s earnings press release furnished as an exhibit to the Current Report on Form 8-K the Company filed with the SEC on February 14, 2019.

2  We define Consolidated Return on Capital as net operating profit after tax divided by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders' equity, with the final result being an average of quarterly calculations.

We believe these performance and pay results for 2018 are indicative of a strong linkage between pay and performance created by our executive compensation structure and incentive plan designs.
In addition to this linkage between pay and performance, we employ sound compensation and governance principles and policies, while avoiding problematic or disfavored practices, as noted below:

What We Do	What We Don’t Do

✓ Independent Compensation Committee assisted by an independent consultant	✗ No repricing or cash buyouts of stock options without shareholder approval

✓ We annually assess the Company's compensation policies to ensure that the features of our program do not encourage undue risk	✗ No excise or other tax gross-ups on change-in-control payments

✓ All executives are "at will" employees, with the elimination of employment agreements for all NEOs except for the CEO	✗ No hedging or pledging of Company stock

✓ Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 89% performance-based for CEO and approximately 77% for all other NEOs)	✗ No excessive perquisites or other benefits

✓ Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives	✗ No single-trigger severance benefits upon a change-in-control

✓ Incentive plans that utilize multiple measures, including growth, profitability, and returns	✗ No payment of dividends on unearned or unvested shares

✓ Reasonable incentive plan targets and ranges, with capped incentive payouts	✗ No guaranteed bonus payments

✓ Double-trigger equity vesting acceleration upon a change of control (awards granted in 2015 and later)

✓ Meaningful stock ownership requirements

✓ Formal clawback policy to recoup performance-based compensation from our senior executives, including NEOs, under certain prescribed acts of misconduct

Say on Pay Vote. Last year, our shareholders cast an advisory vote on our executive compensation practices as described in our 2018 proxy statement, with the result that over 98% of the total votes cast approved the compensation of our NEOs. The Compensation Committee appreciates the shareholder support that this vote reflects, and regularly evaluates and revises the executive compensation program as it considers necessary to better reflect our evolving business circumstances.
The strong shareholder support received in 2018 was one of the many factors reviewed and considered by the Compensation Committee when designing the 2019 compensation program. Given this support, combined with the demonstrated linkage between pay and performance for 2018, the 2019 compensation framework remains similar to the 2018 framework, with only limited changes to the correlation of incentive payout amounts to the level of achievement of performance metrics.
Objectives of Executive Compensation
The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate, and retain quality executive leadership;

•	align the incentive goals of our executive officers with the interests of our shareholders;

•	enhance the individual performance of each executive officer;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.

To accomplish these objectives, the Compensation Committee considers a variety of factors when approving compensation programs, including (i) changes in our business strategy, (ii) performance expectations for the Company and, with respect to the compensation programs for certain NEOs, the performance expectations for Progressive or Aaron's Business, (iii) external market data, (iv) actual performance of the Company and, with respect to the compensation programs for certain NEOs, the actual performance of Progressive or Aaron's Business, (v) individual executive performance, and (vi) internal compensation equity with the NEOs. A more complete description of the annual process for establishing our executive compensation programs is described below and throughout this Compensation Discussion and Analysis.
Compensation Process Summary for 2018
Role of the Compensation Committee. The Compensation Committee is comprised solely of directors that our board has determined to be independent under applicable SEC and NYSE listing standards. Its role is to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant associate resources matters.
More specifically, the Compensation Committee reviews and discusses proposed compensation for NEOs, evaluates their performance, and sets their compensation. In addition, the Compensation Committee approves all equity awards for NEOs and other executive officers.
Role of Management. The Compensation Committee considered the input and recommendations of Mr. Robinson with respect to our executive compensation programs and decisions that impact other NEOs. Mr. Michaels also provided input with respect to financial goals and recommendations and overall program design. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officer participates.
Role of Independent Compensation Consultants. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2018, the Compensation Committee retained the services of both Pearl Meyer (initially) and Exequity (subsequently). These advisors reported directly to the Compensation Committee but worked with management at the direction of the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the SEC and NYSE listing standards, and concluded that both firms were appropriately independent and free from potential conflicts of interest.
Although the specific services of the independent consultant vary from year to year, the following are the services generally provided by the independent consultant:

•	providing information on trends and related legislative, regulatory, and governance developments;

•	reviewing and recommending any changes to the benchmarking peer group for the consideration and approval of the Compensation Committee;

•	conducting competitive assessments of executive compensation levels and incentive program designs;

•	consulting on compensation for outside directors;

•	conducting a review of our compensation programs from a risk assessment perspective;

•	reviewing compensation tally sheets on our executive officers;

•	assisting with review and disclosures regarding the executive compensation programs; and

•	reviewing the Compensation Committee’s annual calendar and related governance matters.
Representatives from the advisory firms attended a majority of the Compensation Committee meetings pertaining to 2018 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.
Benchmarking
Role of Benchmark Data. We use compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. The Compensation Committee generally requests these market studies from its independent consultant from time to time as the Compensation Committee deems appropriate. A market study was conducted for 2018 which informed compensation-related decisions for our NEOs.

In referencing these market studies, the Compensation Committee does not manage total compensation for our NEOs within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions. Other factors material to the Compensation Committee’s deliberations include (i) objective measurements of business performance, (ii) the accomplishment of compliance, strategic, and financial objectives, (iii) the development and retention of management talent, (iv) enhancement of shareholder value, and (v) other matters the Compensation Committee deems relevant to our short-term and long-term success.
Peer Groups. As previously mentioned, with respect to 2018 compensation decisions, the Compensation Committee referenced the market study that was conducted by the independent consultant for 2018. The peer group used in that study was proposed by the independent consultant and approved by the Compensation Committee, and included discrete peer groups for each of the major operating segments in addition to a corporate peer group. The peers were selected based on similarity in terms of size, complexity, and business focus at that time. The following are the specific peer companies that were used in that study:

Corporate Peers	Aaron's Business Unit Peers	Progressive Business Unit Peers
Big Lots, Inc.	Big Lots, Inc.	Credit Acceptance Corporation
Conn's, Inc.	Conn's, Inc.	Enova International, Inc.
Credit Acceptance Corporation	Dick's Sporting Goods, Inc.	ePlus inc.
Dick's Sporting Goods, Inc.	DSW Inc.	EZCORP, Inc.
ePlus inc.	FirstCash, Inc.	Fair Isaac Corporation
Green Dot Corporation	Herc Holdings Inc.	Green Dot Corporation
OneMain Holdings, Inc.	HSN, Inc.	LendingClub Corporation
Rent-A-Center, Inc.	Rent-A-Center, Inc.	OneMain Holdings, Inc.
Santander Consumer USA Holdings Inc.	Tractor Supply Company	Santander Consumer USA Holdings Inc.
Tractor Supply Company	Wayfair, Inc.	World Acceptance Corporation
Survey Data. If data from the proxy peer group is not available for all NEO positions, the Compensation Committee may also review broader survey benchmarking data from time to time, as necessary.
Components of the Executive Compensation Program
The three primary components of each NEO's total direct compensation for 2018 were as follows:

Component	Terms and Objectives

Base Salary
▪
Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role.
▪
Reviewed annually for potential adjustment based on factors such as market levels, individual performance, and scope of responsibility.

Annual Cash Incentive Award
▪
Variable performance-based award opportunity based on achievements with respect to the Company’s or Progressive or Aaron's Business financial and operational performance goals (Adjusted EBITDA, Adjusted Revenue, and Compliance).

Long-Term Equity Incentive Award
▪
To balance long-term performance and retention, 2018 equity awards were made in the form of 50% performance share units, 25% stock options, and 25% time-based restricted stock awards.
▪
Aligns executive interests with shareholders.

These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee has not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considers the following related factors: (i) performance against corporate and individual objectives for the fiscal year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.

Total direct compensation for our executive officers emphasizes variable and performance-based compensation more so than for our other employees. This reflects our philosophy that performance-based compensation opportunities—linked to financial, operating, and stock price performance—should increase as overall responsibility increases.
The following graphs demonstrate this philosophy by showing the mix of target pay for 2018 for our CEO and for our other NEOs as a group:
Base Salary
The Compensation Committee views base salary as fixed compensation intended to reflect the scope of an executive’s role. It reviews base salaries annually and adjusts them as necessary to ensure that salary levels remain appropriate and competitive. Salary increases are periodic rather than annual and are made after the Compensation Committee considers relevant factors, including:

•	breadth and scope of an executive’s role, including any significant change in duties;

•	competitive market pay levels;

•	internal comparisons to similar roles;

•	individual performance throughout the year; and

•	overall economic climate, Company performance and, with respect to certain NEOs, the performance of Progressive or Aaron's Business.
Based on the Compensation Committee’s review of the above factors, and taking into account that no changes were made to base salaries since 2016, base salaries were adjusted to the following levels in 2018:

Named Executive Officer	2018 Base Salary
John W. Robinson III	$800,000
Steven A. Michaels	$625,000
Ryan K. Woodley	$600,000
Douglas A. Lindsay	$600,000
Curtis L. Doman	$475,000

Annual Cash Incentive Awards
Annual cash incentive awards provide the opportunity to earn cash rewards for meeting Company, Progressive, or Aaron's Business financial and operational performance goals. Under the 2018 program, our NEOs had the potential to earn cash incentive awards based on performance against pre-determined performance goals, with amounts that vary based on the degree to which the related goals are achieved.
Target Awards. At the beginning of the year, the Compensation Committee approves the target award opportunity for each NEO. For 2018, these target award opportunities remained unchanged from 2017, with the exception of Mr. Robinson, whose target was increased from 115% to 125% of salary to better approximate market levels of bonus opportunity for CEOs.

Named Executive Officer	2018 Target % of Salary
John W. Robinson III	125%
Steven A. Michaels	100%
Ryan K. Woodley	100%
Douglas A. Lindsay	100%
Curtis L. Doman	100%
Performance Measures and Weights. Performance measures and weights remained relatively unchanged from 2017, with a focus on EBITDA and Revenue performance. However, in order to ensure greater consistency among our different businesses, the only change was to the weighting on Adjusted EBITDA (50%) and Adjusted Revenue (30%) to the same level for each business. The following were the performance measures and weights in the 2018 annual cash incentive program for each NEO:

Aaron's, Inc. Robinson and Michaels	Progressive Woodley and Doman	Aaron's Business Lindsay
50% Adjusted EBITDA	50% Adjusted EBITDA	50% Adjusted EBITDA
30% Adjusted Revenue	30% Adjusted Revenue	30% Adjusted Revenue
20% Compliance	20% Compliance	20% Compliance
In each case, the measures are specific to each entity, and calculated as follows:

•	Adjusted revenues generally are measured on a GAAP basis, subject to the adjustments described below.

•
Adjusted EBITDA is based on GAAP earnings before interest, taxes, depreciation, and amortization, with overall Company and Progressive Adjusted EBITDA results (which, for purposes of determining Messrs. Woodley and Doman’s annual cash incentive award, is a combination of Progressive Leasing and Dent-A-Med, Inc. (“DAMI”) Adjusted EBITDA), subject to the adjustments described below.

•
Performance results for each measure also will exclude the effects of certain nonrecurring items of revenue or gain and expense or loss. For 2018, this included adjustments, as applicable, to remove the insurance recovery for Hurricane Harvey from Adjusted EBITDA metrics of Aaron’s Business and consolidated results, and to remove the effect of the provision for loan losses and litigation expense at DAMI.

•
Compliance-related goals for Progressive and our Aaron's Business for 2018 focused on several areas, including information security and related compliance training, the development and implementation of various processes to further improve compliance monitoring, and improving compliance procedures related to our Progressive business.

Performance Goals and Results. The Compensation Committee established annual goals for each of the performance measures in the annual incentive program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum incentive payout level. For the financial measures (Adjusted EBITDA and Adjusted revenue), the payout range was from 25% to 200% of Target and for Compliance the payout range was from 0% to 125% of Target (based on the number of compliance goals achieved).

The following tables summarize the performance goals, performance results, and related incentive payout levels as a percent of target for each NEO:

Aaron's, Inc.: Robinson and Michaels
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Year Ending 12/31/2018	% of Target	Payout Calculation
Consolidated Adj. Revenue	30%	$3,415	$3,757	-	$3,833	$4,174	$3,830	100.9%	100.0%
Consolidated Adj. EBITDA[2]	50%	$338	$395	-	$403	$459	$387	97.2%	97.2%
Compliance[3]	20%		4 Projects			5 Projects	5 Projects	125.0%	125.0%
Payout		25%	100%			200%			103.6%

Progressive: Woodley and Doman
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Year Ending 12/31/2018	% of Target	Payout Calculation
Progressive Adj. Revenues[4]	30%	$1,830	$2,013	-	$2,053	$2,236	$2,036	100.1%	100.0%
Progressive Adj. EBITDA[5]	50%	$188	$217	-	$226	$255	$217	97.9%	99.8%
Compliance[3]	20%		4 Projects			5 Projects	5 Projects	125.0%	125.0%
Payout		25%	100%			200%			104.9%

Aaron's Business: Lindsay
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target Zone[1]			Maximum	Year Ending 12/31/2018	% of Target	Payout Calculation
Aaron's Business Adj. Revenue	30%	$1,585	$1,744	-	$1,779	$1,938	$1,794	101.9%	104.3%
Aaron's Business Adj. EBITDA[6]	50%	$151	$174	-	$181	$204	$171	96.1%	96.1%
Compliance[3]	20%		4 Projects			5 Projects	5 Projects	125.0%	125.0%
Payout		25%	100%			200%			104.4%

1 If actual performance falls anywhere within this dollar range then payout is at 100% of target.
[2] Further adjusted to remove the effect of provision and litigation expense at DAMI and to remove insurance recoveries for Hurricane Harvey at the Aaron's Business.
[3] Maximum payout on Compliance is 125%.
[4] Consolidation of Progressive and DAMI.
[5] Consolidation of Progressive and DAMI, further adjusted to remove the effect of provision and litigation expense at DAMI.
[6] Further adjusted to remove insurance recoveries for Hurricane Harvey.
Based on the above performance results and incentive calculations, the chart below shows the final annual cash incentive awards paid to our NEOs for 2018 performance as compared to what those payments would have been at the target level:

Named Executive Officer	Target Annual Incentive[1]	Award Earned under Annual Incentive Plan
John W. Robinson III	$980,750	$1,016,300
Steven A. Michaels	$613,500	$635,700
Ryan K. Woodley	$574,700	$602,900
Douglas A. Lindsay	$584,600	$610,100
Curtis L. Doman	$463,500	$486,200

[1] Calculated on base salary paid in 2018.

Long-Term Equity Incentive Awards
Aaron’s long-term equity incentive awards are intended to:

•	reward the achievement of business objectives that the Compensation Committee believes will benefit our shareholders;

•	align the interests of our senior management with those of our shareholders; and

•	assist with retaining our senior management to ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considers market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of equity awards.
Award Type and Mix. Each year the Compensation Committee grants equity awards to our NEOs; however, the award type and mix may change from time to time. In order to balance performance and retention incentives, the 2018 equity awards were made in the form of performance share units, stock options, and time-based restricted stock awards.
The graphic below depicts our 2018 equity award mix for all executives:

Equity Award	Objective	Provisions

Performance Shares	▪ Focus participants on the fundamentals of growing our business and increasing the level of our earnings over the long term. ▪ One-year performance period ensures greater validity in our forecasts.
▪
Number of performance shares earned based on one-year Company performance.
▪
Earned awards are subject to additional time-based vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Stock Options	▪ Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	▪ Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Restricted Stock	▪ Addresses competitive concerns with a focus on retaining our key executives needed to realize our long-term performance objectives.	▪ Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.
Target Awards. Mr. Robinson’s target award is expressed as a dollar amount, with an annual grant date value that was established at $5.2 million as per the employment agreement we entered into with him when he was promoted to serve as our Chief Executive Officer. Target awards for 2018 for our other NEOs are expressed as a percentage of base salary, and are shown below:

Named Executive Officer	LTIP Target % of Salary
Steven A. Michaels	225%
Ryan K. Woodley	400%
Douglas A. Lindsay	225%
Curtis L. Doman	300%
These award target percentages were set by the Compensation Committee after reviewing the general award levels across our peer group and considering the responsibilities of each NEO. Prior to increases for Mr. Michaels in 2018 (formerly 200%) and Mr. Lindsay (formerly 100%), the NEOs had not had changes to their target award percentages since 2016.
Awards generally are converted to a target number of performance shares and time-based RSAs by dividing the allocable portion of the grant date award value by our closing stock price on the date of grant. To determine the number of options to grant, the allocable portion of the grant date award value was divided by the estimated fair value of an option, as determined for benchmarking purposes using the Black-Scholes valuation methodology.
The LTI target awards that were granted to our NEOs pursuant to the 2018 program structure are set forth in the table below:
2018 Equity Awards
LTI Target Value

Named Executive Officer	Stock Options 25%	+	Restricted Stock 25%	+	Performance Shares 50%	=	2018 LTI Value Target
John W. Robinson III	$1,300,000		$1,300,000		$2,600,000		$5,200,000
Steven A. Michaels	$351,563		$351,563		$703,125		$1,406,250
Ryan K. Woodley	$600,000		$600,000		$1,200,000		$2,400,000
Douglas A. Lindsay	$337,500		$337,500		$675,000		$1,350,000
Curtis L. Doman	$356,250		$356,250		$712,500		$1,425,000
Shares Awarded (at target)

Named Executive Officer	Stock Options 25%	+	Restricted Stock 25%	+	Performance Shares 50%	=	2018 LTI Shares at Target
John W. Robinson III	87,330		27,510		55,020		169,860
Steven A. Michaels	23,640		7,440		14,880		45,960
Ryan K. Woodley	40,320		12,720		25,410		78,450
Douglas A. Lindsay	22,680		7,170		14,310		44,160
Curtis L. Doman	23,940		7,560		15,090		46,590
Performance Shares Performance Measures and Weights. The following were the performance measures and weights for the performance shares granted in 2018:

Aaron's, Inc. Robinson and Michaels	Progressive Woodley and Doman	Aaron's Business Lindsay
50% Adjusted Revenue	50% Revenue less Bad Debt Expense	50% Adjusted Revenue
25% Adjusted EBITDA	30% Adjusted EBITDA	30% Adjusted EBITDA
25% Return on Capital	20% Adjusted Revenue (Consolidated)	20% Adjusted Revenue (Consolidated)
The Compensation Committee selected these measures to focus participants on growing our business and on sustaining and improving the quality of our earnings.
In each case, the measures are specific to each entity, except where noted as “consolidated,” which is referring to Aaron’s, Inc., and are calculated as follows:

•
Adjusted revenue is based on consolidated Aaron’s, Inc., Progressive, or Aaron’s Business results for 2018, as described above in “Components of the Executive Compensation Program-Annual Cash Incentive Awards;”

•
Adjusted EBITDA is based on consolidated Aaron’s, Inc., Progressive, or Aaron's Business results for 2018, as described above in “Components of the Executive Compensation Program-Annual Cash Incentive Awards;”

•
Return on capital was measured by dividing adjusted net operating profit after tax by the sum of average net debt (which we define as debt less cash and cash equivalents) and average total shareholders’ equity, with the final result being an average of quarterly calculations; and

•	Progressive Revenue less Bad Debt Expense does not include the consolidation with DAMI.
Performance Goals and Results. The Compensation Committee established goals for each of the performance measures in the performance share program, including a Threshold, Target, and Maximum performance goal that corresponded to a Threshold, Target, and Maximum number of shares that could be earned. The number of shares that could be earned ranged from 25% to 200% of Target. Payouts for results between these levels are interpolated, with scales that vary by business segment. If the results are less than threshold, then no shares would be earned.
The following tables summarize the performance goals, performance results, and related earning levels as a percent of target for each NEO:

Aaron's, Inc.: Robinson and Michaels
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target[1]			Maximum	Actual	% of Target	Payout Calculation
Consolidated Adj. Revenue	50%	$3,415	$3,757	-	$3,833	$4,174	$3,830	100.9%	100.0%
Consolidated Adj. EBITDA[2]	25%	$339	$395	-	$403	$459	$387	97.2%	97.2%
Consolidated ROC[3]	25%	9.9%	11.5%	-	11.8%	13.4%	11.4%	97.7%	98.7%
Payout		25%	100%			200%			99.0%

Progressive: Woodley and Doman
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target[1]			Maximum	Actual	% of Target	Payout Calculation
Progressive Revenue less Bad Debt Expense	50%	$1,591	$1,750	-	$1,785	$1,944	$1,771	100.2%	100.0%
Progressive Adj. EBITDA[4]	30%	$188	$217	-	$226	$255	$217	97.9%	99.8%
Consolidated Adj. Revenue	20%	$3,415	$3,757	-	$3,833	$4,174	$3,830	100.9%	100.0%
Payout		25%	100%			200%			99.9%

Aaron's Business: Lindsay
($ Million)	Weight	Plan Performance Range					Actual Performance and Payout
Metric		Threshold	Target[1]			Maximum	Actual	% of Target	Payout Calculation
Aaron's Business Revenue	50%	$1,585	$1,744	-	$1,779	$1,938	$1,794	101.9%	104.3%
Aaron's Business Adj. EBITDA[5]	30%	$151	$174	-	$181	$204	$170	96.1%	96.1%
Consolidated Adj. Revenue	20%	$3,415	$3,757	-	$3,833	$4,174	$3,830	100.9%	100.0%
Payout		25%	100%			200%			101.0%

1 If actual performance falls anywhere within this dollar range then payout is at 100% of target.
[2] Further adjusted to remove the effect of provision and litigation expense at DAMI and to remove insurance recoveries for Hurricane Harvey at the Aaron's Business.
[3] Return on Capital: Adjusted Net Operating Profit after Tax divided by the Sum of Average Net Debt and Average Equity. Net debt is equal to total debt less cash and cash equivalents.
[4] Consolidation of Progressive and DAMI, and further adjusted to remove the effect of provision and litigation expense at DAMI.
[5] Further adjusted to remove insurance recoveries for Hurricane Harvey.
The performance shares earned by the NEOs based on 2018 performance will vest in three annual increments on March 7, 2019, 2020, and 2021.

Executive Compensation Policies
Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the current guidelines that apply to our NEOs. As of December 31, 2018, all of our executive officers satisfied these guidelines.

Feature	Provision

Required levels
5x base salary: Chief Executive Officer
3x base salary:
▪
CFO and President, Strategic Operations;
▪
Chief Executive Officer, Progressive; and
▪
Chief Product Officer, Progressive
2x base salary: President, Aaron's Business

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs and RSAs Earned but unvested performance shares "In the money" value of vested but unexercised stock options
Clawback Policy. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.
Tally Sheets. The Compensation Committee reviews tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTIs, severance, and change-in-control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of our program.
Executive Benefits and Perquisites
Our executive compensation program also provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites represents a small portion of an NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.
Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.
Retirement Plans. Our NEOs participate on the same basis as other employees in the 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match.
Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the new plan formula and any prior contributions will continue to vest under the preceding vesting schedule.

Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the “Deferred Compensation Plan,” a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.
Perquisites. Our NEOs may use the Company’s aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company. The amount of income attributed to each NEO for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost to the Company of such use by each NEO, if any, is included under the “All Other Compensation” column of “Executive Compensation-Summary Compensation Table.”
Employment Agreements and Other Post-Termination Protections
To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders, or hire executives from outside the Company, if we are not able to offer them the type of protections typically found in the market.
Accordingly, we have entered into an employment agreement with Mr. Robinson that details the duties and related compensation for his service as our Chief Executive Officer, as well as the benefits he would receive in the event his employment is terminated under various scenarios. Each of Messrs. Michaels, Woodley and Lindsay are covered by severance and change-in-control agreements we entered into with them in February 2019 and Mr. Doman is covered by the severance plan, all of which are intended to provide certain benefits in the event employment is terminated other than for cause, disability or death, or in the event termination of employment occurs by the executive officer for good reason following a change of control, with respect to Mr. Doman, and at any time with respect to Messrs. Michaels, Woodley and Lindsay. Mr. Robinson’s employment agreement, the severance and change-in-control agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.
The specific details of Mr. Robinson’s employment agreement and our severance plan are described later in this Proxy Statement, in the sections titled “Executive Compensation-Employment Agreements with Named Executive Officers” and “Executive Compensation-Potential Payments Upon Termination or Change in Control-Severance Plan.”
Policy on Compensation Tax Deductibility
Effective for tax years beginning after December 31, 2017, U.S. tax law changes expanded the definition of covered employees under Section 162(m) to include, among others, the Chief Financial Officer, and eliminate the performance-based compensation exception. The Tax Act of 2017 includes a transition or “grandfathering” rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of this “grandfathering” rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the “grandfathering” rule.
The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT
The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, http://www.aarons.com. The Compensation Committee is composed of four independent members of the board as defined under the listing standards of the New York Stock Exchange and under the committee’s charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in the Proxy Statement related to the Company's 2019 Annual Meeting of Shareholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Proxy Statement and incorporated into the Annual Report on Form 10-K.
This report is respectfully submitted by the Compensation Committee of the Board of Directors.
Douglas C. Curling (Chair)
Kathy T. Betty
Cynthia N. Day
Ray M. Robinson

EXECUTIVE COMPENSATION
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2018, 2017 and 2016, as applicable.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)($)	Option Awards(3)($)	Non-Equity Incentive Plan Compensation(4)($)	All Other Compensation(5)($)		Total ($)
John W. Robinson III	2018	784,615	—	3,900,368	1,444,438	1,016,300	6,317		7,152,038
Chief Executive Officer	2017	700,000	—	3,900,874	1,258,389	1,156,100	3,846		7,019,209
	2016	700,000	—	3,902,004	1,297,620	781,600	5,982		6,687,206
Steven A. Michaels	2018	613,462	—	1,054,843	391,006	635,700	34,784	(6),(7)	2,729,795
Chief Financial Officer &	2017	550,000	—	826,000	266,247	789,900	19,452		2,451,599
President of Strategic	2016	531,689	—	825,228	274,476	516,200	14,142		2,161,735
Operations
Ryan K. Woodley	2018	574,616	—	1,802,024	666,893	602,900	11,540	(6)	3,657,973
Chief Executive Officer	2017	435,000	—	1,305,455	421,173	603,200	11,340		2,776,168
Progressive	2016	429,166	—	1,304,064	434,676	665,200	10,556		2,843,662
Douglas A. Lindsay	2018	584,615	—	1,015,145	375,127	610,100	25,418	(6),(7)	2,610,405
President,	2017	500,000	—	375,899	121,068	744,600	17,480		1,759,047
Aaron's Business	2016	458,333	180,000	801,359	115,489	341,400	175,207		2,071,788
Curtis L. Doman	2018	463,462	—	1,070,439	395,968	486,200	11,810	(6)	2,427,879
Chief Product Officer	2017	400,000	—	900,202	290,615	554,600	11,610		2,157,027
Progressive	2016	395,833	—	899,940	299,040	613,500	8,744		2,217,057

(1)
Represents cash bonuses paid to Mr. Lindsay in recognition of the important role that he played in developing the restructuring plan for our Aaron's Business, and to reward him for the numerous operational and other business improvements he initiated during 2016, as well as the strategies he developed and implemented to improve our ongoing results.

(2)
Represents the aggregate grant date fair value of awards of time-based RSUs, RSAs, and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for a discussion of the assumptions used in calculating these amounts. For the time-based RSUs and RSAs, the fair value is calculated using the closing stock price on the date of grant. For the performance shares, the fair value is also the closing stock price on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the performance share awards granted in 2018, the grant date fair value would be: Mr. Robinson $5,200,490; Mr. Michaels $1,406,458; Mr. Woodley $2,401,753; Mr. Doman $1,426,307; and Mr. Lindsay $1,352,581.

(3)
Represents the grant date fair value of awards of stock options recognized by the Company as required by the Financial Accounting Standards Board Codification Topic 718. The Company determines the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for a discussion of the assumptions used in calculating these amounts.

(4)	Reflects the value of the cash bonus earned under our annual cash incentive award program.

(5)
We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to the Company. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.

(6)	Includes matching contributions in the amount of $11,000 made by the Company to Messr. Michaels’, Woodley’s, Doman’s, or Lindsay’s account, as applicable, in the Company’s 401(k) plan.

(7)
Includes matching contributions in the amount of $11,000 made by the Company to Messr. Michaels' or Lindsay's account, as applicable, as part of the Nonqualified Deferred Compensation plan. These amounts are also included in the Nonqualified Deferred Compensation section below.

Grants of Plan-Based Awards in 2018
Our Compensation Committee granted restricted stock, stock options and performance shares to our named executive officers during 2018. Set forth below is information regarding awards granted in 2018.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Under- lying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Robinson III		245,192	980,769	1,814,423
	3/2/2018				13,755	55,020	110,040				2,600,245
	3/2/2018							27,510			1,300,123
	3/2/2018								87,330	47.26	1,444,438
Steven A. Michaels		153,365	613,462	1,134,904
	3/2/2018				3,720	14,880	29,760				703,229
	3/2/2018							7,440			351,614
	3/2/2018								23,640	47.26	391,006
Ryan K. Woodley		143,654	574,616	1,063,039
	3/2/2018				6,353	25,410	50,820				1,200,877
	3/2/2018							12,720			601,147
	3/2/2018								40,320	47.26	666,893
Douglas A. Lindsay		146,154	584,615	1,081,538
	3/2/2018				3,578	14,310	28,620				676,291
	3/2/2018							7,170			338,854
	3/2/2018								22,680	47.26	375,127
Curtis L. Doman		115,865	463,462	857,404
	3/2/2018				3,773	15,090	30,180				713,153
	3/2/2018							7,560			357,286
	3/2/2018								23,940	47.26	395,968

(1)
For the named executive officers, represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for Adjusted revenue and Adjusted EBITDA, measured on a Company-wide basis or for Aaron's Business or Progressive, based on each executive’s organizational level. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)
Represents the performance shares granted under our 2018 long-term equity incentive award program. Performance metrics for Messrs. Robinson and Michaels included consolidated Company Adjusted revenues, consolidated Company Adjusted EBITDA and consolidated return on capital. Performance metrics for Messrs. Woodley and Doman included Progressive Adjusted EBITDA, Progressive revenues less bad debt expense and consolidated Company total Adjusted revenues. Performance metrics for Mr. Lindsay included consolidated Company Adjusted revenues, Adjusted revenues for the Aaron's Business and Adjusted EBITDA for the Aaron's Business. For all named executive officers who received awards, the threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 7, 2019, 2020 and 2021. Based on our performance for the year, performance shares were earned under the 2018 program at 99.0% of target for Messrs. Robinson and Michaels, at 99.9% of target for Messrs. Woodley and Doman, and at 101.0% of target for Mr. Lindsay.

(3)
Includes the time-based RSAs granted to each of our named executive officers under our 2018 long-term equity incentive award program, that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2019, 2020 and 2021.

(4)
Includes stock options granted under our 2018 long-term equity incentive award program that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2019, 2020 and 2021.

(5)
Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used in calculating these amounts.

Employment Agreements with Named Executive Officers
Employment Agreement with Mr. Robinson. In connection with his appointment as Chief Executive Officer, effective November 10, 2014, we entered into a new employment agreement with Mr. Robinson that superseded our prior agreement with him that was entered into when we acquired the Progressive segment.
Mr. Robinson’s compensation as Chief Executive Officer was established by the Compensation Committee after considering the following: his compensation as Chief Executive Officer of Progressive, the significant increase in his responsibilities as a result of his appointment as Chief Executive Officer of the Company, market compensation levels generally for chief executive officers across the Company’s historical retail-oriented peer group, and the need to provide compensation opportunities to Mr. Robinson commensurate with his experience in and knowledge of the industry.

Mr. Robinson’s current agreement contains a rolling, three-year term although the Company may, upon proper notice, cease the automatic extension. The agreement provides for an annual base salary of $700,000 for Mr. Robinson, a target annual cash incentive award of 100% of base salary, and an annual target long-term incentive award with a value of $5,200,000. The agreement also provided for an initial equity grant of 5,000 time-based RSUs that vest on the first anniversary of the grant date.
Pursuant to this agreement, Mr. Robinson is entitled to participate in any of the Company’s present and future stock or cash bonus plans that are generally available to the Company’s executive officers. Mr. Robinson is also entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers. Specific benefits will be provided in the event Mr. Robinson’s employment is terminated without cause by the Company or by him for good reason which are discussed in greater detail in “—Potential Payments Upon Termination or Change in Control.” Mr. Robinson’s employment agreement also contains customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.
Employment Arrangement with Mr. Woodley. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Woodley to serve as the Chief Operating Officer / Chief Financial Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Woodley was eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Woodley would have received benefits under his agreement in the event of death or disability. Mr. Woodley also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company. The Company subsequently appointed Mr. Woodley as Chief Executive Officer of Progressive in January 2015. The Company did not enter into an amended or new employment agreement with Mr. Woodley upon his appointment as CEO of Progressive. Mr. Woodley's employment agreement expired in April 2018 and no new employment agreement is in place.
Employment Arrangement with Mr. Doman. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Doman to serve as the Chief Technology Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Doman was eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Doman would have received benefits under his agreement in the event of death or disability. Under his employment agreement, Mr. Doman also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company. Mr. Doman's employment agreement expired in April 2018 and no new employment agreement is in place.
Aaron’s, Inc. 2015 Equity and Incentive Plan
General. The purpose of the Aaron’s, Inc. 2015 Equity and Incentive Plan, or the “Existing 2015 Plan,” which was approved by our shareholders at an annual meeting on May 6, 2015, is to promote the long-term growth and profitability of Aaron’s and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the Existing 2015 Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders. The Existing 2015 Plan may be amended and terminated by the Compensation Committee at any time, and no awards may be made under the Existing 2015 Plan after March 10, 2025.
Administration. The Compensation Committee administers the Existing 2015 Plan and has the right to select the persons who receive awards under the Existing 2015 Plan. The Compensation Committee also has the authority to set the terms and conditions of all grants and awards made under the Existing 2015 Plan, including the term, exercise price, vesting conditions, performance measures and the consequences of termination of employment of any such grants and awards. In particular, the Compensation Committee has the authority to reduce any award as it determines appropriate and, with regard to performance criteria, to determine whether the applicable performance criteria have been met for any awards made under the Existing 2015 Plan.
Awards Available for Grant. The Existing 2015 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, performance shares, performance units, annual cash incentive awards and other stock-based awards to eligible participants. Incentive stock options may only be granted to employees of the Company or its subsidiaries.
Number of Shares Authorized. The number of shares available for issuance pursuant to awards granted under the Existing 2015 Plan is 5,000,000 shares, subject to certain adjustments described in the Existing 2015 Plan. Except to the extent the Compensation Committee determines that an award is not intended to comply with the performance-based compensation provisions of Section 162(m) of the Internal Revenue Code, the number of awards that, in the aggregate, may be granted in any one fiscal year to any participant is limited as follows:

•	the maximum number of options and SARs is 1,000,000;

•	the maximum number of shares of restricted stock and/or RSUs is 600,000 shares and/or units;

•	the maximum aggregate payout with respect to performance shares and/or performance units is $5,000,000 dollars (to the extent settled in cash) or 600,000 shares (to the extent settled in shares);

•	the maximum number of other awards is the fair market value (determined as of the grant date) of 600,000 shares;

•	the maximum aggregate payout (determined as of the end of the applicable performance period) with respect to annual incentive cash awards is $5,000,000; and

•
the maximum aggregate number of shares under all awards granted in any one fiscal year to any non-employee director (excluding any awards made at the election of the director in lieu of all or a portion of the director’s annual and committee cash retainer fees) is 20,000 shares.

The limitations on performance shares, performance units and other awards are applied based on the maximum amount that could be paid under each such award.
Amended and Restated 2001 Stock Option and Incentive Award Plan
The Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as amended, or the “2001 Incentive Plan,” was terminated and replaced by the 2015 Plan. The 2001 Incentive Plan is no longer open to participation by any of our employees, officers or directors, and no further awards may be granted under the 2001 Incentive Plan. While the plan remained in effect, the Compensation Committee administered the 2001 Incentive Plan and had the exclusive right to set the terms and conditions of grants and awards, including the term, exercise price, vesting conditions (including vesting based on the Company’s performance or upon share price performance), and consequences of termination of employment. The Compensation Committee also selected the persons who receive such grants and awards and interpreted and administered the 2001 Incentive Plan. The last awards granted under the 2001 Incentive Plan vested in 2018, and the last stock options granted under that plan will expire in 2025.

Aaron’s, Inc. Employee Stock Purchase Plan
General. The purpose of the Aaron’s, Inc. Employee Stock Purchase Plan, which we refer to as the "ESPP", which was approved by our shareholders at an annual meeting on May 9, 2018, is to encourage ownership of our common stock by eligible employees of Aaron’s and certain Aaron’s subsidiaries which have been designated as eligible to participate in the ESPP. Specifically, the ESPP provides eligible employees of Aaron’s and certain Aaron’s subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees. We expect that employee participation in the ownership of the business through the ESPP will be to the mutual benefit of both our employees and Aaron’s. Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment.
Administration. The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or Aaron’s employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate will have full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Section 423 of the Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.
Offering Period, Purchase of Shares. Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which will commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.
Shares Available for Issuance. The maximum number of shares of our common stock authorized for sale under the ESPP is 200,000. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of December 31, 2018, the aggregate number of shares of common stock that may be issued under the ESPP is 174,761.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards held by the named executive officers, including both unexercised and unvested awards, as of December 31, 2018. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2018, which was $42.05.

Name of Executive	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John W. Robinson III
	160,919		—		27.80	12/5/2024
	121,500	(2)	60,750	(2)	22.64	2/26/2026
	49,060	(3)	98,120	(3)	27.18	2/24/2027
			87,330	(4)	47.26	3/2/2028
							19,150	(5)	805,258	37,534		1,578,305
							31,900	(6)	1,341,395	89,548		3,765,493
							27,510	(7)	1,156,796	55,020	(9)	2,313,591
Steven A. Michaels
	11,250		—		19.92	2/23/2020
	4,735		—		29.77	2/18/2024
	7,597		—		29.25	4/15/2024
	25,200		—		28.04	3/10/2025
	25,700	(2)	12,850	(2)	22.64	2/26/2026
	10,380	(3)	20,760	(3)	27.18	2/24/2027
			23,640	(4)	47.26	3/2/2028
							4,050	(5)	170,303	7,938		333,793
							6,760	(6)	284,258	18,954		797,016
							7,440	(7)	312,852	14,880	(9)	625,704
Ryan K. Woodley
	42,600		—		32.20	2/6/2025
	40,700	(2)	20,350	(2)	22.64	2/26/2026
	16,420	(3)	32,840	(3)	27.18	2/24/2027
			40,320	(4)	47.26	3/2/2028
							6,400	(5)	269,120	16,563		696,474
							10,680	(6)	449,094	35,382		1,487,813
							12,720	(7)	534,876	25,410	(9)	1,068,491
Douglas A. Lindsay
	12,260	(2)	6,130	(2)	22.65	2/1/2026
	4,720	(3)	9,440	(3)	27.18	2/24/2027
			22,680	(4)	47.26	3/2/2028
							18,765	(8)	789,068
							1,840	(5)	77,372	2,745		115,427
							3,080	(6)	129,514	9,032		379,796
							7,170	(7)	301,499	14,310	(9)	601,736
Curtis L. Doman
	30,000		—		32.20	2/6/2025
	28,000	(2)	14,000	(2)	22.64	2/26/2026
	11,330	(3)	22,660	(3)	27.18	2/24/2027
			23,940	(4)	47.26	3/2/2028
							4,400	(5)	185,020	11,452		481,557
							7,360	(6)	309,488	24,406		1,026,272
							7,560	(7)	317,898	15,090	(9)	634,535

(1)	Reflects award value based on a share price of $42.05, the closing price of our common stock on December 31, 2018.

(2)	These options vest in three equal increments on each of March 15, 2017, 2018 and 2019.

(3)	These options vest in three equal increments on each of March 15, 2018, 2019 and 2020.

(4)	These options vest in three equal increments on each of March 7, 2019, 2020 and 2021.

(5)	These RSUs vested on March 15, 2019.

(6)	One half of these RSAs vested on March 15, 2019 and the remaining one-half are expected to vest on March 15, 2020.

(7)	These RSAs vest in three equal increments on each of March 7, 2019, 2020 and 2021.

(8)	These RSUs vested on February 1, 2019.

(9)
Amounts shown reflect performance shares subject to meeting specific performance goals and service periods, which, based on Company performance, are reflected at the target award level. Performance shares earned vest in three equal increments on each of March 7, 2019, 2020 and 2021.

Options Exercised and Stock Vested in 2018
The following table provides information for the named executive officers on (i) stock option exercises during 2018, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
John W. Robinson III	—	—	202,984	9,667,496
Steven A. Michaels	—	—	33,331	1,592,089
Ryan K. Woodley	—	—	85,078	4,028,713
Douglas A. Lindsay	—	—	10,641	509,172
Curtis L. Doman	—	—	67,223	3,174,351

(1)	Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Nonqualified Deferred Compensation as of December 31, 2018
Effective July 1, 2009, the Company implemented the Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.
Compensation deferred under the plan is credited to each participant’s deferral account and a deferred compensation liability is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The Deferred Compensation Plan liability was $10.4 million and $12.9 million as of December 31, 2018 and 2017, respectively. Liabilities under the plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments. The Company has established a rabbi trust to fund obligations under the plan with Company-owned life insurance, other debt and equity securities, as well as money market funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The investments in the rabbi trust were $13.5 million and $17.1 million as of December 31, 2018 and 2017. The rabbi trust investments include debt and equity securities as well as money market funds and are included in prepaid expenses and other assets in the consolidated balance sheets. The Company recorded losses related to changes in the cash surrender value of the Company-owned life insurance plans of $1.2 million during the year ended December 31, 2018 and gains of $1.5 million and $0.2 million during the years ended December 31, 2017 and 2016, respectively, which were recorded within other non-operating (expense) income in the consolidated statement of earnings.
Benefits of $2.7 million, $2.3 million and $1.4 million were paid during the years ended December 31, 2018, 2017 and 2016, respectively. Effective January 1, 2018 the Company implemented a discretionary match within the Deferred Compensation Plan. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The match is not to exceed $11,000 for an individual employee for 2018 and is subject to a three year cliff vesting schedule. Deferred compensation expense charged to operations for the Company’s restoration matching contributions was not significant during any of the periods presented.

The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the Deferred Compensation Plan.

Name of Executive	Named Executive Officer Contributions in 2018	Company Contributions in 2018(2)	Aggregate Earnings (Loss) in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2018
John W. Robinson III(1)	$—	$—	$—	$—	$—
Steven A. Michaels	30,673	11,000	(33,481)	—	534,975
Ryan K. Woodley(1)	—	—	—	—	—
Douglas A. Lindsay	29,231	11,000	(2,470)	—	37,761
Curtis L. Doman (1)	—	—	—	—	—

(1)	Messrs. Robinson, Woodley, and Doman do not participate in the Deferred Compensation Plan.

(2)	Company discretionary match is calculated and allocated in Q1 of 2019 based on contributions made in 2018. Also included in the Other Compensation column of the Summary Compensation Table.
Potential Payments Upon Termination or Change in Control
Severance Plan. The Compensation Committee has adopted an Executive Severance Pay Plan, which we refer to as the “Severance Plan,” intended to provide senior managers certain benefits in the event their employment is terminated by us without cause or after a change in control. Messrs. Michaels, Woodley, Doman and Lindsay are eligible for benefits under this plan which was adopted to assist us in hiring executives, in retaining key leaders who are critical to the ongoing stability of our business, and to foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated. In February 2019, we entered into severance and change-in-control agreements with each of Messrs. Michaels, Woodley and Lindsay which are intended to provide certain benefits in the event their employment is terminated other than for cause, disability or death, or in the event termination of employment occurs by the executive officer for good reason.
John W. Robinson III. The employment agreement with Mr. Robinson specifies the payments to be provided if Mr. Robinson’s employment is terminated under various scenarios described in the agreement, including death, disability, termination with or without cause, and termination by him with or without good reason.
Other than during the two years following a change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) he voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) continued payment of salary for a period of twenty-four months and additional cash payments during each of the twenty-four months equal to one-twelfth of his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four multiplied by the difference between the monthly cost of participating in the Company’s medical programs under COBRA and the monthly premium that an active employee would pay for the same coverage, as of the date of termination, (y) vesting of all outstanding equity awards that have been granted to him to the extent provided under the terms of such awards and (z) payment for all accrued paid time off through his date of termination.
During the two years following any change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) cash in an amount equal to two times his base salary plus two times his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four times the applicable COBRA premium to participate in the Company’s medical programs, as of the date of termination, (y) full vesting of all outstanding equity awards that have been granted to him and (z) payment for all accrued paid time off through his date of termination.

If Mr. Robinson voluntarily terminates his employment (other than for good reason or due to death or disability) or is involuntarily terminated by the Company for cause, Mr. Robinson would be entitled only to accrued but unpaid salary and earned bonus through the last day of his employment.
In the event of Mr. Robinson’s termination due to death or disability, Mr. Robinson (or his estate or beneficiary, as the case may be) would be entitled to receive any amounts accrued through his termination, including base salary and earned bonus. In addition, he would also be entitled to receive a pro rata bonus for the fiscal year in which the termination occurs equal to the bonus that would be payable under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated based on the number of days he worked in such year.
If any payments to be made or benefits to be provided under our employment agreement with Mr. Robinson would result in a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, would constitute a parachute payment, unless the net after-tax amount Mr. Robinson would receive without this reduction exceeds by at least 10% the net after-tax amount he would receive with this reduction.
Assuming Mr. Robinson’s employment terminated or there was a change in control on December 31, 2018, such payments and benefits have an estimated value of:

John W. Robinson III
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$1,016,300	$1,016,300
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$13,599,039	$1,016,300	$14,615,339
Termination due to Disability	$—	$13,599,039	$1,016,300	$14,615,339
Termination by Company without Cause	$3,637,488	$—	$968,850	$4,606,338
Termination by Executive for Good Reason	$3,637,488	$—	$968,850	$4,606,338
Termination by Company without Cause (following CIC)	$2,686,686	$13,599,039	$968,850	$17,254,575
Termination by Executive for Good Reason (following CIC)	$2,686,686	$13,599,039	$968,850	$17,254,575
Change in Control (CIC)	$—	$—	$—	$—
Steven A. Michaels, Ryan K. Woodley, Douglas A. Lindsay and Curtis L. Doman. Each of Messrs. Michaels, Woodley, Lindsay and Doman would receive awards under our Severance Plan upon termination of employment without cause or following a change in control. Under the terms of our Executive Severance Pay Plan that applied to Messrs. Michaels, Woodley, Lindsay and Doman in 2018, non-equity awards would also be granted in certain instances upon termination of employment or in the event of a change in control. Under the 2015 Equity Incentive Plan, vesting is accelerated with respect to outstanding equity awards in certain instances but only upon termination of employment.

Assuming Mr. Michaels’ employment terminated or there was a change in control on December 31, 2018, such payments and benefits have an estimated value of:

Steven A. Michaels
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$3,082,045	$—	$3,082,045
Termination due to Disability	$—	$3,082,045	$—	$3,082,045
Termination by Company without Cause	$644,106	$—	$—	$644,106
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,935,789	$3,082,045	$625,000	$5,642,834
Termination by Executive for Good Reason (following CIC)	$1,935,789	$3,082,045	$625,000	$5,642,834
Change in Control (CIC)	$—	$—	$—	$—
Assuming Mr. Woodley’s employment terminated or there was a change in control on December 31, 2018, such payments and benefits have an estimated value of:

Ryan K. Woodley
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$5,389,192	$—	$5,389,192
Termination due to Disability	$—	$5,389,192	$—	$5,389,192
Termination by Company without Cause	$625,045	$—	$—	$625,045
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$2,450,090	$5,389,192	$600,000	$8,439,282
Termination by Executive for Good Reason (following CIC)	$2,450,090	$5,389,192	$600,000	$8,439,282
Change in Control (CIC)	$—	$—	$—	$—

Assuming Mr. Lindsay’s employment terminated or there was a change in control on December 31, 2018, such payments and benefits have an estimated value of:

Douglas A. Lindsay
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$2,653,706	$—	$2,653,706
Termination due to Disability	$—	$2,653,706	$—	$2,653,706
Termination by Company without Cause	$620,657	$—	$—	$620,657
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,961,379	$2,653,706	$600,000	$5,215,085
Termination by Executive for Good Reason (following CIC)	$1,961,379	$2,653,706	$600,000	$5,215,085
Change in Control (CIC)	$—	$—	$—	$—
Assuming Mr. Doman’s employment terminated or there was a change in control on December 31, 2018, such payments and benefits have an estimated value of:

Curtis H. Doman
Termination Event	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Voluntary Resignation by Executive	$—	$—	$—	$—
Termination by Company for Cause	$—	$—	$—	$—
Termination due to Death	$—	$3,563,464	$—	$3,563,464
Termination due to Disability	$—	$3,563,464	$—	$3,563,464
Termination by Company without Cause	$497,759	$—	$—	$497,759
Termination by Executive for Good Reason	$—	$—	$—	$—
Termination by Company without Cause (following CIC)	$1,459,138	$3,563,464	$475,000	$5,497,602
Termination by Executive for Good Reason (following CIC)	$1,459,138	$3,563,464	$475,000	$5,497,602
Change in Control (CIC)	$—	$—	$—	$—
Employment Agreement Definitions. For purposes of our employment agreement with Mr. Robinson, “Cause” generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) material breach of his employment agreement. A termination of Mr. Robinson for Cause based on clause (i) or (iii) of the preceding sentence would take effect 30 days after Mr. Robinson receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless Mr. Robinson shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of Cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).
For purposes of our employment agreement with Mr. Robinson, “Change in Control” generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the Outstanding Company Voting Securities, excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
For purposes of the employment agreement with Mr. Robinson described herein, “Good Reason” generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the named executive officer must perform his duties; or (iv) any material breach of the named executive officer’s employment agreement by the Company.
For purposes of the employment agreement with Mr. Robinson described herein, “Disability” shall mean the named executive officer’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.
Severance Plan Definitions. Our Severance Plan contains definitions for the terms “Cause,” “Change in Control,” “Good Reason” and “Disability” which are substantially similar to those contained in “—Potential Payments Upon Termination or Change in Control—Employment Agreement Definitions” above.
Incentive Plans. Generally, under the terms of our Executive Severance Pay Plan, in the event of a change in control, the named executive officer would receive an automatic payment of target-level cash bonuses, prorated to the extent the change in control occurs during the annual performance period. The Executive Severance Pay Plan does not contain a provision accelerating or awarding payments in the event of termination.
Under the terms of the 2015 Equity Incentive Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSUs and earned performance shares immediately vest in the event of termination of employment due to death or disability. With respect to performance shares that have not been earned at the time of a termination of employment due to death or disability, those performance shares will not vest immediately, but rather, will vest at the earned amount that is determined at the end of the performance period applicable to those performance shares. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSUs and performance shares would vest upon a termination by the employer without Cause or by the executive officer for Good Reason during the following two years.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth aggregate information as of December 31, 2018 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1), (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1),(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	3,064,644	$30.42	1,441,744
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	3,064,644	$30.42	1,441,744

(1) Of the 3,064,644 securities to be issued upon exercise of the outstanding options, warrants and rights, 1,676,681 are options with a weighted average exercise price of $30.42 and the remaining 1,387,963 are RSUs, RSAs and performance shares that do not have an exercise price.
(2) As of March 4, 2019, there were 3,744,387 securities to be issued upon exercise of outstanding options, warrants and rights. Of this amount, 1,957,347 are options with a weighted average exercise price of $33.94 and a weighted average remaining life of 7.71 years. The remaining 1,787,040 are RSUs, RSAs and performance shares that do not have an exercise price.
(3) As of March 4, 2019, the aggregate number of common shares authorized and available for future issuance under the 2015 Plan is 722,323. Between March 4, 2019 and May 8, 2019, we expect to grant approximately 20,000 to 30,000 common shares under the 2015 Plan.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of John W. Robinson, III, our President and Chief Executive Officer (“CEO”).

For 2018, our last completed fiscal year:

•	the annual total compensation of the employee identified as the median paid employee of our company (other than our CEO), was $30,904;

•	the annual total compensation of our CEO was $7,152,038; and

•	the ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified at median was estimated to be 231 to 1.

The methodology and material assumptions, adjustments, and estimates used to identify our median employee for this purpose were as follows:

2018 Methodology to Identify Median Employee:

As there has been no significant change in our employee population or compensation arrangements in the past year that we believe would significantly impact the pay ratio disclosure, we are permitted under SEC rules to use the procedure and median employee identified in 2017, as described below. As the employee identified in 2017 is no longer with our company, however, the SEC further permits us to use another employee whose compensation is substantially similar to our 2017 median employee based on our analysis conducted in 2017.

Population Included

•	We determined that, as of December 31, 2017, our employee population consisted of approximately 12,208 individuals globally.

•
Pursuant to SEC rules, we employed the 5% “De Minimis Exemption” adjustment. The De Minimis Exemption allowed us to exclude our Canadian population of 294 employees as this population was less than 5% of our total population. After applying this exemption, the employee population used for purposes of identifying the median employee consisted of 11,914 employees, of whom all were located in the United States.

Sampling Methodology
Given the availability of payroll data we employed statistical sampling to identify the “median employee.” To identify the sample population, we used the annual rate of pay for 2017, with salaries annualized for those permanent employees who did not work for the full year. We combined each of Aaron’s Inc.’s operating subsidiaries (Aaron’s, Progressive Finance Holdings, LLC and Dent-A-Med, Inc.) into a singular population given the similarity of operating subsidiary population median pay. From this combined population we took the natural log of the annual rate of pay and calculated the median, standard deviation and variance of this population to determine the December 31, 2017 sample size of 400 employees. A computer-generated random sampling method was employed to determine the individuals in the 400 person sample. We then obtained 2017 W-2 earnings for each of the 400 employees in the sample. From this sample, we identified the median employee in 2017. As this individual is no longer with the company, we selected the employee closest to this employee’s W-2 compensation in 2017, and then calculated this new median’s annual total compensation for 2018 as reported above.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

AUDIT COMMITTEE REPORT
Committee Composition and Skills
The Audit Committee (“the Committee”) is comprised of five non-employee directors. The Company’s Board of Directors (the “Board”) has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria that apply to members of the Committee under SEC and NYSE rules. The Board has also determined that Ms. Day and Messrs. Curling, Ehmer, and Harris are “audit committee financial experts,” as defined by the SEC. All of the Committee members attended 100% of the meetings of the Committee held during our 2018 fiscal year. See “Governance-Nominees to Serve as Director” for highlights of the experience, qualifications and skills of each Committee member.
Responsibilities of the Audit Committee, Management, and the External Auditor
The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP, which we refer to as “EY,” the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, internal audit functions, and critical accounting policies and practices, all as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website, http://www.aarons.com.
Regarding its oversight of the Company’s internal audit function, the Committee reviewed the internal audit plan and staffing of the Company’s internal audit department for 2018. The Company’s Vice President of Internal Audit reports directly to the Committee, and meets with the Committee in executive session on a regular basis to discuss the progress and results of the internal audit and other matters.
The Committee also oversees the Company’s risk function, which includes oversight of management's establishment of policies and procedures to assess, monitor and manage the Company's:

•	various types of risks;

•	compliance programs;

•	ethics program; and

•	information security and privacy program, including its cybersecurity risk mitigation initiatives.
In carrying out that oversight, the Committee frequently receives reports from the Company’s most senior risk, compliance and information security managers on matters such as, any changes to the Company's risk profile and risks on which management has been devoting attention. The Committee meets with these managers and the Company's executive officers to discuss such matters in executive sessions periodically. In addition, the Committee reviews the Company’s procedures relating to any complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding accounting or auditing matters.
Finally, the Committee reviews and discusses the quarterly and annual earnings press releases, consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including those under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations” with management, the Company's internal auditors and EY. During fiscal year 2018, the Committee held ten meetings.

Management has primary responsibility for:

•	The presentation and integrity of the Company’s consolidated financial statements;

•	Implementing accounting and financial reporting principles;

•	Establishing and maintaining disclosure controls and procedures;

•	Establishing and maintaining internal controls over financial reporting;

•	Evaluating the effectiveness of disclosure controls and procedures;

•	Evaluating the effectiveness of internal controls over financial reporting;

•	Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and

•	Establishing and maintaining the Company’s Enterprise Risk Management program.
EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Committee reviewed EY’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.
Appointment and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since 1991. Prior to retaining EY for the Company’s 2018 fiscal year, the Committee considered, among other things:

•	EY’s historical and recent performance on the Company’s audit;

•	EY’s capability, expertise, and relevant industry knowledge;

•	External information on EY’s audit quality and performance, such as reports from the Public Company Accounting Oversight Board ("PCAOB");

•	EY’s fees and related staffing for the Company's audit; and

•
EY’s independence and tenure as our auditor, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and EY that help ensure EY’s independence.

After determining to retain EY for 2018, the Committee reviewed the terms of the proposed engagement, which included proposed fees for 2018. Throughout 2018, the Committee, or the Chair of the Committee (pursuant to delegated authority from the Committee), reviewed engagements for additional audit or non-audit projects, and the related fees, that were outside the scope of the previously approved 2018 EY engagement.
Discussions with EY
As discussed above, the Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In keeping with its responsibilities, the Committee has discussed with EY the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Committee has received the written disclosures and the letter from EY required by the PCAOB regarding EY’s communications with the Committee concerning independence, and has discussed with EY its independence, as well as the overall scope and plans for its audit.

Audited Consolidated Financial Statements
The Committee has reviewed and discussed the Company’s audited, consolidated financial statements for the fiscal year ended December 31, 2018 with management and EY. Based on these discussions, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the audited, consolidated financial statements of the Company, for the fiscal year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
Pre-Approval of Services Performed by EY
The Committee has adopted a policy regarding pre-approval of permitted non-audit services to be provided to the Company by its independent registered public accounting firm. Fees for any permitted non-audit services provided by the independent registered public accounting firm that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.

The Audit Committee

Cynthia N. Day (Chair)
Douglas C. Curling
Walter G. Ehmer
Hubert L. Harris, Jr.
Robert H. Yanker

AUDIT MATTERS
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2018 and 2017 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$2,714,075	$2,505,250
Audit-Related Fees(2)	108,000	18,000
Tax Fees(3)	1,168,269	1,074,176
All Other Fees(4)	7,200	1,995
TOTAL	$3,997,544	$3,599,421

(1)
Includes fees associated with the annual audit of the consolidated financial statements (including amounts in connection with certain 2017 and 2018 audit procedures for the significant acquisitions of franchisees), internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. In addition to the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $49,227 and $50,328 in 2018 and 2017, respectively.

(2)
Includes fees associated with the PerfectHome due diligence and other efforts in 2018, debt covenant letters in 2018 and 2017, the audit report in the franchise disclosure document in 2017, and agreed upon procedures report for DAMI debt compliance in 2017.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

(4)	Includes fees associated with the Company’s online accounting research subscription.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the “Pre-Approval Policy.” Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information, as of March 4, 2019, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers for 2018, and (iv) all of our executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock Inc.	8,461,144	(3)	12.30%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	6,907,766	(4)	10.07%
100 Vanguard Boulevard
Malvern, PA 19355
Dimensional Fund Advisors, LP.	5,685,822	(5)	8.29%
Building One
6300 Bee Cave Road
Austin, TX 19355
T. Rowe Price Associates, Inc.	5,112,725	(6)	7.40%
100 E. Pratt Street
Baltimore, MD 21202
John W. Robinson III	813,497	(7)	1.19%
Steven A. Michaels	182,750	(8)	*
Ryan K. Woodley	272,251	(9)	*
Douglas A. Lindsay	88,455	(10)	*
Curtis L. Doman	291,585	(11)	*
Kathy T. Betty	34,206	(12)	*
Douglas C. Curling	10,188	(12)	*
Cynthia N. Day	16,676	(12)	*
Walther G. Ehmer	8,233	(12)	*
Hubert L. Harris, Jr.	18,676	(13)	*
Ray M. Robinson	26,301	(14)	*
Robert H. Yanker	8,233	(12)	*
All executive officers, directors and nominees as a group (a total of 14 persons)	1,901,167	(15)	2.78%
* Less than 1%.

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Aaron’s, Inc., 400 Galleria Parkway SE, Suite 300, Atlanta, Georgia 30339.

(2)
Percentages for executive officers, directors and nominees are based on (i) 67,778,066 shares of common stock outstanding at March 4, 2019 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any RSUs, RSAs, and PSUs, that vest for each named person within 60 days thereafter.

(3)
As of December 31, 2018, based on information provided in a Schedule 13G/A filed with the SEC on January 24, 2019 by BlackRock, Inc., which we refer to as “BlackRock,” in which BlackRock reported that it has sole voting power with respect to 8,161,430 shares of our common stock and sole power to dispose of, or direct the disposition of, 8,461,144 shares of our common stock.

(4)
As of December 31, 2018, based on information provided in a Schedule 13G/A filed with the SEC on January 10, 2019 by The Vanguard Group, which we refer to as “Vanguard,” in which Vanguard reported that it has sole voting power with respect to 68,091 shares of our common stock, shared voting power with respect to 8,846 shares of our common stock, sole power to dispose of, or direct the disposition of, 6,837,527 shares of our common stock, and shared power to dispose of, or direct the disposition of, 70,239 shares of our common stock. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 61,393 shares as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 15,544 shares as a result of its serving as investment manager of Australian investment offerings.

(5)
As of December 31, 2018, based on information provided in a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP, which we refer to as “Dimensional,” in which Dimensional reported that it has sole voting power with respect to 5,539,434 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,685,822 shares of our common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional or its subsidiaries may possess voting or investment power over shares of our common stock that are owned by these investment companies, trusts and accounts, and may be deemed to be the beneficial owner of the shares of our common stock held by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of all shares of our common stock.

(6)
As of December 31, 2018, based on information provided in a Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc., which we refer to as “T. Rowe Price,” in which T. Rowe Price reported that it has sole voting power with respect to 1,269,831 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,112,725 shares of our common stock.

(7)
Amounts represent (i) 140,073 shares of common stock held by Mr. Robinson, (ii) 160,919 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iii) 170,560 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iv) 29,110 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 7, 2019, (v) 109,810 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 15, 2019, (vi) 19,150 RSUs vesting on March 15, 2019, (vii) 9,170 RSAs vesting on March 7, 2019, (viii) 15,950 RSAs vesting on March 15, 2019, (ix) 58,290 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting, (x) 18,157 PSUs which have met performance conditions and are scheduled to vest on March 7, 2019 and (xi) 82,308 PSUs which have met performance conditions and are scheduled to vest on March 15, 2019. Does not include (i) 174,210 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 81,088 PSUs that remain subject to vesting conditions.

(8)
Amounts represent (i) 19,693 shares of common stock held by Mr. Michaels, (ii) 48,782 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iii) 36,080 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iv) 7,880 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 7, 2019, (v) 23,230 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 15, 2019, (vi) 4,050 RSUs vesting on March 15, 2019, (vii) 2,480 RSAs vesting on March 7, 2019, (viii) 3,380 RSAs vesting on March 15, 2019, (ix) 14,850 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting, (x) 4,910 PSUs which have met performance conditions and are scheduled to vest on March 7, 2019 and (xi) 17,415 PSUs which have met performance conditions and are scheduled to vest on March 15, 2019. Does not include (i) 44,260 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 19,297 PSUs that remain subject to vesting conditions.

(9)
Amounts represent (i) 38,705 shares of common stock held by Mr. Woodley, (ii) 42,600 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iii) 57,120 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iv) 13,440 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 7, 2019, (v) 36,770 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 15, 2019, (vi) 6,400 RSUs vesting on March 15, 2019, (vii) 4,240 RSAs vesting on March 7, 2019, (viii) 5,340 RSAs vesting on March 15, 2019, (ix) 24,920 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting, (x) 8,462 PSUs which have met performance conditions and are scheduled to vest on March 7, 2019 and (xi) 34,254 PSUs which have met performance conditions and are scheduled to vest on March 15, 2019. Does not include (i) 74,200 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 34,615 PSUs that remain subject to vesting conditions.

(10)
Amounts represent (i) 22,656 shares of common stock held by Mr. Lindsay, (ii) 16,980 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 7,560 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 7, 2019, (iv) 10,850 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 15, 2019, (v) 1,840 RSUs vesting on March 15, 2019, (vi) 2,390 RSAs vesting on March 7, 2019, (vii) 1,540 RSAs vesting on March 15, 2019, (viii) 12,560 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting, (ix) 4,818 PSUs which have met performance conditions and are scheduled to vest on March 7, 2019 and (x) 7,261 PSUs which have met performance conditions and are scheduled to vest on March 15, 2019. Does not include (i) 37,240 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 14,152 PSUs that remain subject to vesting conditions.

(11)
Amounts represent (i) 62,345 shares of common stock held by Mr. Doman, (ii) 72,000 shares of common stock held by an LLC controlled by Mr. Doman, (iii) 30,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iv) 39,330 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (v) 7,980 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 7, 2019, (vi) 25,330 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 15, 2019, (vii) 4,400 RSUs vesting on March 15, 2019, (viii) 2,520 RSAs vesting on March 7, 2019, (ix) 3,680 RSAs vesting on March 15, 2019, (x) 15,320 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting, (xi) 5,025 PSUs which have met performance conditions and are scheduled to vest on March 7, 2019 and (xii) 23,655 PSUs which have met performance conditions and are scheduled to vest on March 15, 2019. Does not include (i) 45,650 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions or (ii) 22,253 PSUs that remain subject to vesting conditions.

(12)	Does not include 1,467 RSUs that remain subject to vesting conditions.

(13)	Includes 2,000 shares of common stock held by Mr. Harris’ spouse. Does not include 1,467 RSUs that remain subject to vesting conditions.

(14)
Includes 3,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable. Does not include 1,467 RSUs that remain subject to vesting conditions.

(15)
Amounts represent (i) 421,020 shares of common stock held directly by the respective individuals, (ii) 74,000 shares of common stock held indirectly by certain individuals as described above, (iii) 322,809 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (iv) 341,580 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (v) 70,300 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 7, 2019, (vi) 219,850 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that become exercisable on March 15, 2019, (vii) 38,240 RSUs vesting on March 15, 2019, (viii) 22,170 RSAs vesting on March 7, 2019, (ix) 31,910 RSAs vesting on March 15, 2019, (x) 134,270 RSAs which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting, (xi) 44,075 PSUs which have met performance conditions and are scheduled to vest on March 7, 2019, (xii) 175,269 PSUs which have met performance conditions and are scheduled to vest on March 15, 2019, and (xiii) 5,674 shares of common stock held in 401(k) plan accounts. Does not include (i) 400,420 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 182,483 PSUs that remain subject to vesting conditions, or (iii) 10,269 RSUs that remain subject to vesting conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.
In addition, our Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct and Ethics sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family: receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.
Related Party Transactions
Aaron Ventures I, LLC, which we refer to as "Aaron Ventures," was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them back to the Company and is controlled by certain of the Company’s current and former executives. Aaron Ventures purchased a combined total of 21 properties from the Company in 2002 and 2004, and leased the properties back to the Company. As of December 31, 2018, the Company has four remaining capital leases and five remaining operating leases with Aaron Ventures with lease expiration dates between 2019 and 2026. During late 2017 and early 2018, all of these leases were renegotiated with Aaron Ventures. The four capital leases have aggregate annual rental payments of approximately $0.2 million. The rate of interest implicit in the leases is approximately 9.7%. The land and buildings, associated depreciation expense and lease obligations are recorded in the Company's condensed consolidated financial statements. The five operating leases have aggregate annual rental payments of approximately $0.3 million.
During 2018, Mr. Robert Sinclair, an executive officer of the Company, served as a manager of Aaron Ventures. All of Aaron Ventures owners are current or former officers of the Company and includes Mr. Sinclair, whose ownership interest in Aaron Ventures is approximately 6.667%.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board of Directors has designated John W. Robinson III, Steven A. Michaels, and Robert W. Kamerschen to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 4, 2019, the “record date” for the Annual Meeting, including shares of restricted stock issued pursuant to the 2015 Incentive Plan that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 67,778,066 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker nonvotes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.

What proposals will require my vote?
You are being asked to vote on the following proposals:

•	To elect eight directors to serve for a term expiring at the 2020 Annual Meeting of Shareholders.

•	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.

•	To vote to approve the Aaron's, Inc. Amended and Restated 2015 Equity and Incentive Plan.

•	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2019.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors
Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.

Proposal 2-Advisory Vote on Executive Compensation
Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3-Approval of the Aaron's, Inc. Amended and Restated 2015 Equity and Incentive Plan
Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve our Amended and Restated 2015 Equity and Incentive Plan. Assuming a quorum is present, the proposal to approve our Amended and Restated 2015 Equity and Incentive Plan will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4-Ratification of the Appointment of the Independent Registered Public Accounting Firm
Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to appoint EY as Aaron’s independent registered public accounting firm for 2019. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2019 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:

•	“FOR” the election of each of the eight director nominees named in this Proxy Statement to serve for a term expiring at the 2020 Annual Meeting of Shareholders (Proposal 1).

•	“FOR” approval of a non-binding, advisory resolution approving Aaron’s executive compensation (Proposal 2).

•	“FOR” approval of the Aaron's, Inc. Amended and Restated 2015 Equity and Incentive Plan (Proposal 3).

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal 4).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:

•	Over the Internet at the website listed in our Notice and Access Letter.

•	By telephone using the telephone number listed in our Notice and Access Letter.

•
By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.

•	By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 7, 2019 at 11:59 p.m., Eastern Time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.
If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” proposals 1, 2 3, and 4 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. Shareholders of record will receive a copy of the Notice and Access Letter and, if requested, written copies of this Proxy Statement, the Annual Shareholders Report and a proxy card to vote their shares of our common stock.
If your shares are held in “street name” through a broker, bank,or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2019 is considered a routine matter.
The election of directors, the non-binding, advisory resolution to approve our executive compensation, and the proposal to approve the Aaron's, Inc. Employee Stock Purchase Plan are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:

•	Vote again using the Internet or by telephone prior to the Annual Meeting.

•	Sign another proxy card with a later date and return it to us prior to the Annual Meeting.

•	Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then John W. Robinson III, Steven A. Michaels, and Robert W. Kamerschen, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Computershare, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.

What does it mean if I receive more than one copy of the Notice and Access Letter?
This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See “Additional Information—Householding of Annual Meeting Materials” for more information.
How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at http://www.envisionreports.com/AAN or the Investor Relations section of our website located at aarons.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our Board of Directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 4, 2019 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned Aaron’s common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to be up to $11,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.
In addition to solicitation by mail and the Internet, certain officers, directors, and employees of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.
IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE AND ACCESS LETTER.

ADDITIONAL INFORMATION
Shareholder Proposals for 2020 Annual Meeting of Shareholders
In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2020 Annual Meeting of Shareholders must be received by November 25, 2019 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.
Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our Board of Directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2020 Annual Meeting of Shareholders in order to be considered timely, which we currently anticipate will be held on or around May 6, 2020. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2020 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2020 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2020 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 8, 2020, and no later than the close of business on March 9, 2020, unless the date of the 2020 Annual Meeting of Shareholders is not scheduled to be held between April 8, 2020 and July 17, 2020 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2020 Annual Meeting of Shareholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2020 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2020 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Householding of Annual Meeting Materials
As permitted by the Securities and Exchange Commission, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, MacKenzie Partners.
Communicating with the Board of Directors and Corporate Governance Documents
The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339.
Other Action at the Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen
Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary
March 28, 2019

Appendix A

AARON’S, INC.
AMENDED AND RESTATED 2015 EQUITY AND INCENTIVE PLAN

ARTICLE 1.	PURPOSE AND GENERAL PROVISIONS
1.1Establishment of Plan. Aaron’s, Inc., a Georgia corporation (the “Company”), previously established an incentive compensation plan known as the “Aaron’s, Inc. 2015 Equity and Incentive Plan” (the “2015 Plan”). The 2015 Plan is amended and restated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) as set forth in this document establishing the “Aaron’s Inc. Amended and Restated 2015 Equity and Incentive Plan” (the “Plan”). The Committee amended and restated the 2015 Plan to (i) increase the number of shares of Common Stock available for issuance pursuant to Awards granted under the Plan, and (2) make certain other changes set forth herein.
1.2Purpose of Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by (i) providing certain employees, directors, consultants, advisors and other persons who perform services for the Company and its subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company, and (ii) enabling the Company to attract, retain and reward outstanding individuals to serve as directors, officers and employees.
1.3Types of Awards. Awards under the Plan may be made to eligible Participants in the form of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, or any combination thereof.
1.4Effective Date. The 2015 Plan was originally effective March 10, 2015. The Plan, as amended and restated herein, shall be effective as of February 21, 2019, (the “Effective Date”), the date it was adopted by Committee, contingent upon approval by the Company’s shareholders.
1.5Termination of the Plan. No awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date. Awards granted under the Plan on or prior to the tenth (10th) anniversary of the Effective Date shall remain outstanding beyond that date in accordance with the terms and conditions of the Plan and the Agreements corresponding to such Awards.

ARTICLE 2.	DEFINITIONS
Except where the context otherwise indicates, the following definitions apply:
“409A AWARD” means an Award that is not exempt from Code section 409A.
“AGREEMENT” means the written or electronic agreement evidencing an Award granted to a Participant under the Plan. As determined by the Committee, each Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice of Award in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Agreements on behalf the Company.
“ANNUAL INCENTIVE AWARD” mean an Award under Article 10 that entitles the Participant to receive a payment in cash or other property specified by the Committee to the extent performance goals are achieved.
“AWARD” means an award granted to a Participant under the Plan that consists of one or more Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Annual Incentive Awards, or a combination of these.
“BOARD” means the Board of Directors of the Company.
“CAUSE” means, unless provided otherwise in the Agreement, (i) the Participant’s material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Employer, which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Employer; (ii) the Participant’s conviction of or failure to contest prosecution for a felony or a crime involving fraud, embezzlement, theft or moral turpitude; (iii) the Participant’s breach of the Agreement (including, without limitation, any provisions relating to maintaining confidential information and not soliciting the Employer’s employees and customers); or (iii) the willful and

Appendix A

continued failure or habitual neglect by the Participant to perform his duties with the Employer substantially in accordance with the operating and personnel policies and procedures of the Employer. “Cause” shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Employer that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the Participant for Awards under this Plan.
“CHANGE IN CONTROL” means the occurrence of one of the following events:
(a)The acquisition (other than from the Company) by any Person of beneficial ownership (within the meaning of Rule 13d- 3 promulgated under the Exchange Act (but without regard to any time period specified in Rule 13d-3(d)(l)(i))), of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(b)A majority of the members of the Board is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(c)Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Transaction”); excluding, however, a Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Transaction, of the Outstanding Company Voting Securities.
Notwithstanding the foregoing, for purposes of any 409A Award, if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described above unless the event would also constitute a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets under Code section 409A.
“CODE” means the Internal Revenue Code of 1986, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.
“COMMITTEE” means the Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3. If the Common Stock is traded on the NASDAQ or the NYSE, all of the members of the Committee shall be independent directors within the meaning of the NASDAQ’s or NYSE’s listing standards (as applicable). If any member of the Committee does not qualify as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, the Board shall appoint a subcommittee of the Committee, consisting of at least two Non-Employee Directors to grant Awards to Insiders; each member of such subcommittee shall be a Non-Employee Director. References to the Committee in the Plan shall include and, as appropriate, apply to any such subcommittee.
“COMMON STOCK” means the Common Stock of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.
“COMPANY” means Aaron’s, Inc., a Georgia corporation, and its successors and assigns.

Appendix A

“DISABILITY” means, with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, unless provided otherwise in an Agreement (in which case such definition shall apply for purposes of the Plan with respect to that particular Award), (i) with respect to a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer, the date on which the insurer or administrator under such program of long-term disability insurance determines that the Participant is eligible to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in a program of long-term disability insurance maintained by the Employer), the Participant’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of one hundred eighty (180) days, whether or not consecutive, occurring within any period of twelve (12) consecutive months, subject to any limitation imposed by federal, state or local laws, including, without limitation, the American with Disabilities Act.
Notwithstanding the preceding provisions of this definition or anything in any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability (and other Participant rights that are tied to a Disability, such as vesting, shall not be affected by the prior sentence).
“EFFECTIVE DATE” shall have the meaning ascribed to such term in Section 1.4 hereof.
“EMPLOYEE” means any individual whom the Employer treats as a common law employee for payroll tax purposes, either within or outside the United States.
“EMPLOYER” means the Company and the Subsidiaries.
“EXCHANGE ACT” means the Securities Exchange Act of 1934, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Exchange Act includes any applicable regulations promulgated under that section. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.
“FAIR MARKET VALUE” of a share of Common Stock of the Company means, as of the date in question,
(a)    if the Common Stock is listed for trading on the NASDAQ, the closing sale price of a share of Common Stock on such date, as reported by the NASDAQ or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(b)    if the Common Stock is listed for trading on the NYSE, the closing sale price of a share of Common Stock on such date, as reported by the NYSE or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(c)    if the Common Stock is not listed for trading on the NASDAQ or the NYSE but is listed for trading on another national securities exchange, the closing sale price of a share of Common Stock on such date as reported on such exchange, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(d)    if the Common Stock is not listed for trading on a national securities exchange but nevertheless is publicly traded and reported (through the OTC Bulletin Board or otherwise), the closing sale price of a share of Common Stock on such date, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale; or
(e)    if the Common Stock is not publicly traded and reported, the fair market value as established in good faith by the Committee or the Board.

Appendix A

For purposes of subsection (c) above, if the Common Stock is not traded on the NASDAQ or the NYSE but is traded on more than one other securities exchange on the given date, then the largest exchange on which the Common Stock is traded shall be referenced to determine Fair Market Value.
Notwithstanding the foregoing but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a share of Common Stock on the NASDAQ or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code section 422, Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 422.
“INCENTIVE STOCK OPTION” or “ISO” means an Option that is designated as an “incentive stock option” and intended to meet the requirements of Code section 422.
“INSIDER” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Exchange Act section 16(a).
“NASDAQ” means The NASDAQ Stock Market LLC or its successor.
“NON-EMPLOYEE” means any consultant or advisor, other than an Employee or Non-Employee Director, who provides bona fide services to the Employer not in connection with the offer or sale of securities in a capital raising transaction.
“NON -EMPLOYEE DIRECTOR” means any individual who is a member of the Board and who is not also employed by the Employer.
“NONQUALIFIED STOCK OPTION” or “NQSO” means any Option that is not designated as an “incentive stock option” or that otherwise does not meet the requirements of Code section 422.
“NYSE” means the New York Stock Exchange or its successor.
“OPTION” means an Award granted under Article 5 that is either an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation, shall be treated as a Nonqualified Stock Option.
“OPTION EXERCISE PRICE” means the price at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option.
“OTHER AWARD” means any form of equity-based or equity-related award, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit or an Annual Incentive Award, that is granted pursuant to Article 9.
“PARTICIPANT” means an Employee, Non-Employee or Non-Employee Director who is eligible to receive or has received an Award under this Plan.
“PERFORMANCE PERIOD” shall have the meaning ascribed to such term in Section 8.3.
“PERFORMANCE SHARE” means an Award under Article 8 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

Appendix A

“PERFORMANCE UNIT” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.
“PERMITTED TRANSFEREE” means any members of the immediate family of the Participant (i.e., spouse, children, and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members.
“PERSON” means any “person” or “group” as those terms are used in Exchange Act Sections 13(d) and 14(d).
“PLAN” means the Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan set forth in this document and as it may be amended from time to time.
“PRIOR PLAN” means the Aaron’s, Inc. 2001 Stock Option and Incentive Award Plan, as it may be amended from time to time.
“RESTRICTED STOCK” means an Award of shares of Common Stock under Article 7 of the Plan, which shares are issued with such restrictions as the Committee, in its sole discretion, may impose.
“RESTRICTED STOCK UNIT” or “RSU” means an Award under Article 7 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of cash or other property as the Committee shall determine and that has such restrictions as the Committee, in its sole discretion, may impose.
“RESTRICTION PERIOD” means the period commencing on the date an Award of Restricted Stock or an RSU is granted and ending on such date as the Committee shall determine, during which time the Award is subject to forfeiture as provided in the Agreement.
“SHARE POOL” shall have the meaning ascribed to such term in in Section 4.1.
“STOCK APPRECIATION RIGHT” or “SAR” means an Award granted under Article 6 that provides for delivery of cash or other property as the Committee shall determine with a value equal to the excess of the Fair Market Value of a share of Common Stock on the day the Stock Appreciation Right is exercised over the specified exercise price.
“SUBSIDIARY” means a corporation or other entity of which outstanding shares or ownership interests representing fifty percent (50%) or more of the combined voting power of such corporation or other entity entitled to elect the management thereof are owned directly or indirectly by the Company. With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company and the Committee shall be authorized to act on behalf of all other entities included within the definition of “Subsidiary.”

ARTICLE 3.	ADMINISTRATION; POWERS OF THE COMMITTEE
3.1General. This Plan shall be administered by the Committee.
3.2Authority of the Committee.
a.Subject to the provisions of the Plan, the Committee shall have the full and discretionary authority to (i) select the persons who are eligible to receive Awards under the Plan, (ii) determine the form and substance of Awards made under the Plan and the conditions and restrictions, if any, subject to which such Awards will be made, (iii) modify the terms of Awards made under the Plan, (iv) interpret, construe and administer the Plan and Awards granted thereunder, (v) make any adjustments necessary or desirable in connection with Awards made under the Plan to eligible Participants located outside the United States, and (vi) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.
b.The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect.
c.Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive, final and binding on all parties. The validity, construction, and effect of the Plan and any

Appendix A

rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto.
d.In the event the Company shall assume outstanding equity awards or the right or obligation to make such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards as it shall deem equitable and appropriate to prevent dilution or enlargement of benefits intended to be made under the Plan.
e.In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may relay on the advice of experts, including but not limited to employees of the Company and professional advisors.
3.3Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where a Participant works or resides or to meet the goals and objectives of the Plan; (ii) establish one or more sub-plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. For purposes of clarity, the terms and conditions contained herein that are subject to variation in a non-U.S. jurisdiction shall be reflected in a written addendum to the Plan with respect to each Participant or group of Participants affected by such non-U.S. jurisdiction.
3.4Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members such of its authority as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Insiders). The Committee may, at any time and from time to time, delegate to one or more other members of the Board such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Insiders.
3.5Agreements. Each Award granted under the Plan shall be evidenced by an Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be imposed by the Committee, including without limitation, provisions related to the consequences of termination of employment. Each Agreement shall specify the period over which the Award will vest or with respect to which any risk of substantial forfeiture will lapse. A copy of the Agreement shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign (or otherwise acknowledge receipt of) a copy of the Agreement or a copy of a notice of grant. Each Participant may be required, as a condition to receiving an Award under this Plan, to enter into an agreement with the Company containing such non-compete, confidentiality, and/or non-solicitation provisions as the Committee may adopt and approve from time to time (as so modified or amended, the “Non-Compete Agreement”). The provisions of the Non-Compete Agreement may also be included in, or incorporated by reference in, the Agreement.
3.6Indemnification. No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Company shall indemnify and hold harmless each member and former member of the Committee and the Board against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the by-laws of the Company or otherwise.

ARTICLE 4.	SHARES AVAILABLE UNDER THE PLAN
4.1Number of Shares. Subject to adjustment as provided in this Section 4.1 and in Section 4.3, the aggregate number of shares of Common Stock that are available for issuance pursuant to Awards granted under the Plan is 8,000,000 shares (the “Share Pool”). All of the Share Pool may, but is not required to, be issued pursuant to Incentive Stock Options. If Awards are granted in substitution or assumption of awards of an entity acquired, by merger or otherwise, by the Company (or any Subsidiary), to the extent such grant shall not be inconsistent with the terms, limitations and conditions of Code section 422, Exchange Act Rule 16b-3 or applicable NASDAQ or NYSE rules, the number of shares subject to such substitute or assumed Awards shall not increase or decrease the Share Pool.
The shares issued pursuant to Awards under the Plan shall be made available from shares currently authorized but unissued or shares currently held (or subsequently acquired) by the Company as treasury shares, including shares purchased in the open market or in private transactions.

Appendix A

No further grants shall be made under the Prior Plan after May 6, 2015 (the “Record Date”).
The following rules shall apply for purposes of the determination of the number of shares of Common Stock available for grants of Awards under the Plan:
a.Each Option shall be counted as one share subject to an Award and deducted from the Share Pool.
b.Each share of Restricted Stock, each Restricted Stock Unit that may be settled in shares of Common Stock, and each Other Award that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Restricted Stock Units and Other Awards that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
c.Each Performance Share that may be settled in shares of Common Stock shall be counted as one share subject to an Award, based on the number of shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Share Pool. Each Annual Incentive Award and each Performance Unit that may be settled in shares of Common Stock shall be counted as a number of shares subject to an Award, based on the number of shares that would be paid under the Annual Incentive Award or Performance Unit for achievement of target performance, with the number determined by dividing the value of the Annual Incentive Award or Performance Unit at the time of grant by the Fair Market Value of a share of Common Stock at the time of grant, and this number shall be deducted from the Share Pool. In the event that the Award (of Performance Shares, Performance Units or an Annual Incentive Award) is later settled based on above-target performance, the additional number of shares of Common Stock corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, shall be deducted from the Share Pool at the time of such settlement; in the event that the Award is later settled based on below-target performance, the difference between the number of shares of Common Stock awarded based on the below-target performance and the number previously deducted from the Share Pool based on the target performance, calculated pursuant to the applicable methodology specified above, shall be added back to the Share Pool. Annual Incentive Awards, Performance Shares and Performance Units that may not be settled in shares of Common Stock shall not result in a deduction from the Share Pool.
d.Each Stock Appreciation Right that may be settled in shares of Common Stock shall be counted as one share subject to an Award and deducted from the Share Pool. Stock Appreciation Rights that may not be settled in shares of Common Stock shall not result in a reduction from the Share Pool.
e.If, for any reason, any shares subject to an Award under the Plan are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit, or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, or Other Award, or settlement of any Award in cash rather than shares, such shares shall again be available for Awards under the Plan and, if originally deducted from the Share Pool, shall be added back to the Share Pool.
f.If, for any reason, after the Record Date any shares subject to an award under the Prior Plan are not issued or are returned to the Company, for reasons including, but not limited to, a forfeiture of restricted stock or a restricted stock unit, or the termination, expiration or cancellation of an option, stock appreciation right, restricted stock, restricted stock unit, performance share, performance unit, or other award, or settlement of any award in cash rather than shares, such shares shall be available for Awards under the Plan and shall be added to the Share Pool.
g.Notwithstanding anything to contrary contained herein, if the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining shares or by the Participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. To the extent an SAR that may be settled in shares of Common Stock is, in fact, settled in shares of Common Stock, the gross number of shares subject to such Stock Appreciation Right shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Similarly, after the Record Date, if the option exercise price, purchase price and/or tax withholding obligation under a Prior Plan award is satisfied by the Company retaining shares or by the holder tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further Awards under the Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Record Date, options under any Prior Plan, shall not be added back to the Share Pool.
4.2Individual Limits. Subject to adjustment as provided in Section 4.3, the maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one fiscal year of the Company to any one Participant

Appendix A

shall be one million (1,000,000). The multipliers specified in subsections (a) through (g) of Section 4.1 shall not apply for purposes of applying the foregoing individual limitation of this Section 4.2.
4.3Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders (other than an ordinary cash dividend) results in the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Common Stock), or a material change in the value of the outstanding shares of Common Stock as a result of the change, transaction or distribution, then the Committee shall make equitable adjustments, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Plan, in:
a.the number and class of stock or other securities that comprise the Share Pool as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;
b.the limitations on the aggregate number of shares of Common Stock that may be awarded to any one Participant under various Awards as set forth in Section 4.2;
c.the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under an outstanding Award;
d.the Option Exercise Price under outstanding Options, the exercise price under outstanding Stock Appreciation Rights, and the number of shares of Common Stock to be transferred in settlement of outstanding Awards; and
e.the terms, conditions or restrictions of any Award and Agreement, including but not limited to the price payable for the acquisition of shares of Common Stock.
It is intended that, if possible, any adjustment contemplated above shall be made in a manner that satisfies applicable legal requirements as well as applicable requirements with respect to taxation (including, without limitation and as applicable in the circumstances, Code section 424, and Code section 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment).
Without limiting the generality of the above, any good faith determination by the Committee as to whether an adjustment is required in the circumstances and the extent and nature of any such adjustment shall be final, conclusive and binding on all persons.

ARTICLE 5.	STOCK OPTIONS
5.1Grant of Options. Subject to the terms and provisions of the Plan, the Committee may from time to time grant Options to eligible Participants. The Committee shall have sole discretion in determining the number of shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that the Committee may grant Incentive Stock Options only to individuals who are employees (within the meaning of Code section 3401(c)) of the Company or its subsidiaries (as defined for this purpose in Code section 424(f)). Notwithstanding anything in this Article 5 to the contrary, except for Options that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant Options to individuals who provide direct services on the date of grant of the Options to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section l .409A-1(b)(S)(iii)(e)) in each entity in the chain.
5.2Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the Option Exercise Price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option shall become vested and exercisable and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated in the Agreement as an ISO or otherwise fails or is not qualified as an ISO (even if designated as an ISO) shall be an NQSO. Dividend equivalents shall not be paid with respect to Options.
5.3Option Exercise Price. The per share Option Exercise Price for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an Option Exercise Price lower than set forth in the preceding

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sentence if such Option is granted pursuant to an assumption or substitution for another Option in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, spinoff, or liquidation; provided that the Committee determines that such Option Exercise Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the Option from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the Option is granted).
5.4Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the Option’s expiration date shall be the tenth (10th) anniversary of its grant date.
5.5Exercise of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic exercise on a certain date and/or for accelerated vesting and other rights upon the occurrence of events specified in the Agreement.
5.6Payment. Options shall be exercised, in whole or in part, by the delivery of a written or electronic notice of exercise to the Company or its designated representative in the form prescribed by the Company, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time. Full payment of the Option Exercise Price for such shares (less any amount previously paid by the Participant to acquire the Option) must be made on or prior to the Payment Date, as defined below. The Option Exercise Price shall be paid to the Company in United States dollars either: (a) in cash, (b) by check, bank draft, money order or other cash equivalent approved by the Committee, unless not permitted by the Committee, by tendering previously acquired shares of Common Stock (or delivering a certification or attestation of ownership of such shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price (provided that the tendered shares must have been held by the Participant for any period required by the Committee), unless not permitted by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, including a net exercise; or (f) by a combination of the foregoing. “Payment Date” shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the Option exercise. No certificate or cash representing a share of Common Stock shall be delivered until the full Option Exercise Price has been paid.
5.7Special Rules for ISOs. The following rules apply notwithstanding any other terms of the Plan.
a.No ISOs may be granted under the Plan after the tenth (10th) anniversary of the date the Plan was approved by the Board.
b.In no event shall any Participant who owns (within the meaning of Code section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Code section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Exercise Price less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date.
c.The aggregate Fair Market Value of shares of Common Stock with respect to which ISOs (within the meaning of Code section 422) granted to a Participant are first exercisable in any calendar year under the Plan and all other incentive stock option plans of the Employer shall not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value shall be determined with respect to a particular ISO on the date on which such ISO is granted. In the event that this One Hundred Thousand Dollar ($100,000) limit is exceeded with respect to a Participant, then ISOs granted under this Plan to such Participant shall, to the extent and in the order required by Treasury Regulations under Code section 422, automatically become NQSOs granted under this Plan.
d.Solely for purposes of determining the limit on ISOs that may be granted under the Plan, the provisions of Section 4.1 that replenish the Share Pool shall only be applied to the extent permitted by Code section 422 and the regulations promulgated thereunder.

ARTICLE 6.	STOCK APPRECIATION RIGHTS
6.1Grant of SARs. Subject to the terms and provisions of the Plan, the Committee may grant SARs to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine. A

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Stock Appreciation Right shall entitle the holder, within the specified period (which may not exceed 10 years), to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a share of Common Stock on the exercise date exceeds the specified exercise price, times the number of shares with respect to which the SAR is exercised. The Committee may provide in the Agreement for automatic exercise on a certain date, for payment of the proceeds on a certain date, and/or for accelerated vesting and other rights upon the occurrence of events specified in the Agreement. Notwithstanding anything in this Article 6 to the contrary, except for SARs that are specifically designated as intended to be subject to Code section 409A, the Committee may only grant SARs to individuals who provide direct services on the date of grant of the SARs to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation section 1.409A-l(b)(5)(iii)(e)) in each entity in the chain.
6.2Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify the exercise price, the duration of the SAR, the number of shares of Common Stock to which the SAR pertains, the conditions upon which the SAR shall become vested and exercisable and such other provisions as the Committee shall determine. Dividend equivalents shall not be paid with respect to SARs.
6.3Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date. If an Agreement does not specify an expiration date, the SAR’s expiration date shall be the tenth (10th) anniversary of its grant date.
6.4Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a Stock Appreciation Right will be in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such payment will be in the form of shares of Common Stock. If payment is to be made in shares, the number of shares shall be determined based on the Fair Market Value of a share on the date of exercise. The Committee shall have sole discretion to determine and set forth in the Agreement the timing of any payment made in cash or shares, or a combination thereof, upon exercise of SARs.
6.5Exercise Price. The exercise price for each Stock Appreciation Right shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the SAR is granted. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than set forth in the preceding sentence if such SAR is granted pursuant to an assumption or substitution for another SAR in a manner satisfying the provisions of Code section 424(a) relating to a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; provided that the Committee determines that such SAR exercise price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Code section 409A (unless the Committee clearly and expressly foregoes such exemption at the time the SAR is granted).
6.6Exercise of SARs. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall specify, including conditions related to the employment of the Participant with the Employer or provision of services by the Participant to the Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of events specified in the Agreement.

ARTICLE 7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1Grant of Restricted Stock and Restricted Stock Units. Subject to provisions of the Plan, the Committee may from time to time grant Awards of Restricted Stock and RSUs to Participants. Awards of Restricted Stock and RSUs may be made either alone or in addition to or in tandem with other Awards granted under the Plan.
7.2Agreement. The Restricted Stock or RSU Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of shares of Restricted Stock or the number of RSUs granted; the purchase price, if any, to be paid for such Restricted Stock or RSUs, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; any restrictions applicable to the Restricted Stock or RSU such as continued service or achievement of performance objectives; the length of the Restriction Period, if any, and any circumstances that will shorten or terminate the Restriction Period; and rights of the Participant to vote or receive dividends or dividend equivalents with respect to the shares during the Restriction Period. The Restriction Period may be of any duration and the Agreement may provide for lapse of the Restriction Period in monthly or longer installments over the course of the Restriction Period, as determined by the Committee. The Committee shall have sole discretion to determine and specify in each RSU Agreement whether the RSUs will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of shares of Common Stock.

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7.3Certificates. Upon an Award of Restricted Stock to a Participant, shares of restricted Common Stock shall be registered in the Participant’s name. Certificates, if issued, may either (i) be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and/or (ii) be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. Upon settlement of an RSU in shares, and, with respect to Restricted Stock, if and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant or registered in the Participant’s name on the Company’s or transfer agent’s records; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the terms of the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law. Concurrently with the settlement of RSUs by the delivery of shares and with the lapse of any risk of forfeiture applicable to the Restricted Stock, the Participant shall be required to pay to the Company an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 15 below.
7.4Dividends and Other Distributions. Except as provided in this Article 7 or in the applicable Agreement, a Participant who receives a Restricted Stock Award shall have (during and after the Restriction Period), with respect to such Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights; provided, however, the Committee may require that any dividends on such shares of Restricted Stock (during the Restriction Period) be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock (during the Restriction Period) be paid to the Company for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award; provided, however that to the extent that any dividends are deferred, reinvested or otherwise not paid when such dividends would otherwise normally be paid (i) all terms and conditions for such delayed payment shall be included in the Agreement, and (ii) such deferral, reinvestment or delay in payment of the dividends shall only be allowed to the extent it complies with, or is exempt from, the requirements of Code section 409A. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts (again, provided that all such terms shall, to the extent required, comply with Code section 409A). A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. The Committee shall require that any such dividend equivalents be subject to the same restrictions on vesting and payment as the underlying Award.

ARTICLE 8.	PERFORMANCE SHARES AND UNITS
8.1Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and Performance Units to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine.
8.2Agreement. The Performance Share or Performance Unit Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Shares or Performance Units granted; the purchase price, if any, to be paid for such Performance Shares or Performance Units, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; the performance objectives applicable to the Performance Shares or Performance Units; and any additional restrictions applicable to the Performance Shares or Performance Units such as continued service. Unless provided otherwise at the time of grant, each Performance Share or Performance Unit shall have a Performance Period of at least one year except that, if any Award is made at the time of the Participant’s commencement of employment with the Employer or on the occasion of a promotion, then the Performance Period may be less than one year. The Committee shall have sole discretion to determine and specify in each Performance Shares or Performance Units Agreement whether the Award will be settled in the form of all cash, all shares of Common Stock, or any combination thereof. Unless and to the extent the Committee specifics otherwise, such settlement will be in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.
8.3Value of Performance Shares and Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both, as applicable, that will be paid out

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to the Participant. For purposes of this Article 8, the time period during which the performance objectives must be met shall be called a “Performance Period.”
8.4Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares or Performance Units shall be entitled to receive a payout of the number and value of Performance Shares or Performance Units, as applicable, earned by the Participant over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable nonperformance terms have been met.
8.5Dividends and Other Distributions. A Participant receiving Performance Shares or Performance Units shall not possess voting rights. A Participant receiving Performance Shares or Performance Units or any other Award that is subject to performance conditions shall accrue dividend equivalents on such Award only to the extent provided in the Agreement relating to the Award; provided, however, that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. Any rights to dividends or dividend equivalents on Performance Shares or Performance Units or any other Award subject to performance conditions shall be subject to the same restrictions on vesting and payment as the underlying Award.

ARTICLE 9.	OTHER AWARDS
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described in Articles 5 through 8 or Article 10 of this Plan that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company (“Other Awards”). Other Awards may include awards of, or the right to acquire, shares of Common Stock that are not subject to forfeiture or other restrictions, which may be awarded in payment of Non-Employee Director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of a performance goal, or otherwise. Other Awards may also provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares of Common Stock, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Award is based on the difference in the value of a share of Common Stock at different points in time, the grant or exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant unless the Other Award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the Other Award preserves the economic benefit of the replaced award and is either exempt from or in compliance with the requirements of Code section 409A.

ARTICLE 10.	ANNUAL INCENTIVE AWARDS
The Committee may grant Annual Incentive Awards to Participants in such amounts and upon such terms as the Committee shall determine. The Committee may specify the terms and conditions of Annual Incentive Awards in individual Agreements or through the timely adoption of plan rules or other Annual Incentive Award plan documentation. Unless provided otherwise at the time of grant, Annual Incentive Awards shall have a Performance Period of one fiscal year except that, if any Annual Incentive Award is made at the time of the Participant’s commencement of employment with the Employer or on the occasion of a promotion, then the Performance Period may be less than one fiscal year. Unless provided otherwise at the time of grant, Annual Incentive Awards (i) shall be payable in cash, and (ii) are intended to be exempt from Code section 409A as short-term deferrals, and, thus, will be payable no later than 2 ½ months after the end of the Company’s fiscal year to which the Award relates.

ARTICLE 11.	PERFORMANCE MEASURES
11.1In General. The Committee may, in its discretion, include performance objectives in any Award. The performance objectives may include, but are not limited to, levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria:
earnings, earnings before income taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest, taxes, depreciation, amortization and rent (EBITDAR); gross margin; operating margin; profit margin; market value added; market share; revenue; revenue growth; return measures (including but not limited to return on equity, return on shareholders’ equity, return on investment, return on assets, return on net assets, return on capital, return on sales, and return on invested capital); total shareholder return (either in absolute terms or relative to that of a peer group determined by the Committee); profit; economic profit; capitalized economic profit; operating profit; after-tax profit; net operating profit after tax (NOPAT); pre-tax profit; cash; cash flow measures (including but not limited to operating cash flow; free cash flow; cash flow return; cash flow per share; and free cash flow per share); earnings per share (EPS); consolidated pre tax earnings; net earnings; operating earnings; segment income; economic value added; net income; net income from

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continuing operations available to common shareholders excluding special items; operating income; adjusted operating income; assets; sales; net sales; sales volume; sales growth; net sales growth; comparable store sales; sales per square foot; inventory turnover; inventory turnover ratio; productivity ratios; number of active stores/sites (including but not limited to Company-owned stores, franchised stores, and/or retail or merchant stores at which the Company has entered into lease-to-own arrangements during a specified time period); number of customers; invoice volume; debt/capital ratio; return on total capital; cost; unit cost; cost control; expense targets or ratios, charge off levels; operating efficiency; operating expenses; customer satisfaction; improvement in or attainment of expense levels; working capital; working capital targets; improvement in or attainment of working capital levels; debt; debt to equity ratio; debt reduction; capital targets; capital expenditures; price/earnings growth ratio; acquisitions, dispositions, projects or other specific events, transactions or strategic milestones; the Company’s common stock price (and stock price appreciation, either in absolute terms or in relationship to the appreciation among members of a peer group determined by the Committee); and book value per share.
All criteria may be measured on a Generally Accepted Accounting Principles (“GAAP”) basis, adjusted GAAP basis, or nonGAAP basis. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. The performance objective for an Award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations, or a stock market or other index. If the Committee specifies more than one individual performance objective for a particular Award, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained.
The Committee may specify such other conditions and criteria as it chooses, and may specify that it can us its negative discretion to decrease the amount that would otherwise be payable under an Award based on the attainment or failure to attain such other conditions and criteria.
11.2Determinations of Performance. For each Award that has been made subject to a performance objective, within ninety (90) days following the end of each Performance Period (or such shorter period necessary to preserve the Employer’s tax deduction), the Committee shall determine whether the performance objective for such Performance Period has been satisfied. When applicable, prior to paying out an Award, the Committee shall also determine whether any performance objective or other conditions or criteria specified to guide the exercise of its negative discretion were satisfied, and thereby make a final determination with respect to the Award. If a performance objective applicable for a Performance Period is not achieved, the Committee in its sole discretion may pay all or a portion of that Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Company-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the Participant.
11.3Adjustments and Exclusions. In determining whether any performance objective has been satisfied, the Committee may include or exclude the effect of any or all extraordinary items and/or other items that are unusual or non-recurring, including but not limited to (i) charges, costs, benefits, gains or income associated with reorganizations or restructurings of the Employer, discontinued operations, goodwill, other intangible assets, long-lived assets (non-cash), real estate strategy (e.g., costs related to lease terminations or facility closure obligations), litigation or the resolution of litigation (e.g., attorneys’ fees, settlements or judgments), or currency or commodity fluctuations; and (ii) the effects of changes in applicable laws, regulations or accounting principles. In addition, the Committee may adjust any performance objective for a Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Employer, changes in tax laws or regulations or accounting procedures, mergers, acquisitions and divestitures, or any other factors as the Committee may determine. To the extent that a performance objective is based on the price of the Company’s common stock, then in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in such performance objective as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

ARTICLE 12.	CHANGE IN CONTROL
Unless provided otherwise in an Award Agreement, upon a Change in Control of the Company, each outstanding Option, SAR, Restricted Stock and RSU shall vest as of or immediately prior to the Change in Control if such Award is not

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assumed or continued or replaced with an Award that constitutes a Replacement Award. “Replacement Award” means an award (A) of the same type (e.g., option, RSU, etc.) as the Award, (B) that has a value at least equal to the value of the Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control or is payable solely in cash, and (D) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Award or Replacement Award failing to comply with or be exempt from Code section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award if the requirements of the two preceding sentences are satisfied.
Unless provided otherwise in an Award Agreement, if the Participant receives a Replacement Award in connection with a Change in Control, and the Participant’s employment is terminated without Cause within two years following the consummation of a Change in Control, outstanding Options, SARs, Restricted Stock and RSUs held by such Participant shall vest on the Participant’s termination date.
With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid under the provisions of this Article 12 prior to when any or all such performance objectives are certified (or without regard to whether they are certified) or may make necessary and appropriate adjustments in the performance objectives.

ARTICLE 13.	BENEFICIARY DESIGNATION
To the extent permitted by the Committee, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested but unpaid Award is to be paid in case of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing (including electronically if permitted by the Company) with the Company or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s spouse, and if the Participant has no surviving spouse, to the Participant’s estate.

ARTICLE 14.	DEFERRALS
The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to RSUs and Other Awards, or the satisfaction of any requirements or objectives with respect to Performance Shares and Performance Units. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, which rules and procedures shall comply with Code section 409A. The deferral of Option and SAR gains is prohibited.

ARTICLE 15.	WITHHOLDING TAXES
15.1Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.
15.2Share Withholding. Except as otherwise determined by the Committee or provided in the Agreement corresponding to an Award:
a.With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, the settlement of Restricted Stock Units or Other Awards, upon the achievement of performance objectives related to Annual Incentive Awards, Performance Shares or Performance Units, or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in shares of Common Stock, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at any greater rate as may be permitted under accounting standards without resulting in adverse accounting treatment, as determined by the Committee). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

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b.A Participant may elect to deliver shares of Common Stock to satisfy, in whole or in part, the withholding requirement. Such an election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The Fair Market Value of the shares to be delivered will be determined as of the date the amount of tax to be withheld is determined. Such delivery must be made subject to the conditions and pursuant to the procedures established by the Committee with respect to the delivery of shares of Common Stock in payment of the corresponding Option Exercise Price.
c.A Participant who is subject to the Company’s securities Insider Trading Policy relative to disclosure and trading on inside information, at the time the tax withholding requirement arises with respect to his or her Restricted Stock or, to the extent settled in shares of Common Stock, his or her Restricted Stock Units, Performance Shares, Performance Units, Other Awards, Options or SARs, may elect to satisfy such withholding requirement by delivering payment of the tax required to be withheld in cash or by check on the date on which the amount of tax to be withheld is determined. Once made, the election shall be irrevocable.

ARTICLE 16.	AMENDMENT AND TERMINATION
16.1Amendment or Termination of Plan. The Board or the Committee may at any time terminate and from time to time amend the Plan in whole or in part, but no such action shall materially adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless such action is required by applicable law or any listing standards applicable to the Common Stock or the affected Participants consent in writing. To the extent required by Code section 422, other applicable law, and/or any such listing standards, no amendment shall be effective unless approved by the shareholders of the Company.
16.2Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, except as expressly permitted or provided for in the Plan or in the Agreement, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant (as determined by the Committee) without the consent of such Participant. Except for adjustments as provided in Sections 4.3 or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Awards or cancel outstanding Options or SARs with per share exercise prices that are more than the Fair Market Value at the time of such cancellation in exchange for cash, other awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.
16.3Clawback. All Awards under the Plan (and payments and shares in settlement of Awards) shall be subject to clawback by the Company to the extent provided in any policy adopted by the Board including any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
16.4Cancellation of Awards for Detrimental Activity. The Committee may provide in the applicable Agreement or a separate policy that if a Participant engages in detrimental activity, as defined in such Agreement or separate policy, the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award as of the first date the Participant engages in the detrimental activity, unless sooner terminated by operation of another term of this Plan or any other agreement. Without limiting the generality of the foregoing, the Agreement or separate policy may also provide that if the Participant exercises an Option or SAR, receives an RSU, Performance Share, Performance Unit, Annual Incentive Award or Other Award payout, or receives or vests in shares of Common Stock under an Award at any time during the time specified in such Agreement or separate policy, the Participant shall be required to pay to the Company the excess of the then fair market value of the shares that were received with respect to the Award (or if the Participant previously disposed of such shares, the fair market value of such shares at the time of the disposition) over the total price paid by the Participant for such shares.
16.5Assumption or Cancellation of Awards Upon a Corporate Transaction.
a.In the event of a sale of all or substantially all of the assets or stock of the Company, a spinoff, the merger of the Company with or into another corporation such that shareholders of the Company immediately prior to the merger exchange their shares of stock in the Company for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a “Corporate Transaction”), all Awards will be subject to the agreement of merger or consolidation or applicable transaction agreement.
b.The Committee may, in its discretion, cause each Award to be assumed or for an equivalent Award to be substituted by the successor or spun-off corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate.

Appendix A

c.In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding Awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the Participant is entitled to a payment (in cash or shares) equal to the value of the Award, as determined below and to the extent there is any such value, or (ii) at least fifteen (15) days prior to the Corporate Transaction (or, if not feasible to provide fifteen (15) days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the Participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the Award will be terminated and provides the Participant the right to exercise the Option or other Award as to all shares, including shares that would not otherwise be exercisable (or with respect to Restricted Stock, RSUs, Performance Shares, Performance Units, or Other Awards, provides that all restrictions shall lapse) prior to the Corporate Transaction.
d.For purposes of this provision, the value of the Award shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the Participant upon exercise or vesting of the Award, as applicable, less the amount of any payment required to be tendered by the Participant upon such exercise. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise price of such Option or SAR and may cancel each Option or SAR with an exercise price greater than the per share amount payable upon or in respect of such event without any payment to the person holding such Option or SAR. For example, under this provision, in connection with a Corporate Transaction, the Committee can cancel all outstanding Options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to the Corporate Transaction if their Options had been fully exercised immediately prior to such Corporate Transaction, less the aggregate Option Exercise Price that would have been payable therefor, or if the amount that would have been payable to the Option holders pursuant to such Corporate Transaction if their Options had been fully exercised immediately prior thereto would be less than the aggregate Option Exercise Price that would have been payable therefor, the Committee can cancel any or all such Options for no consideration or payment of any kind. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.
e.Any actions taken under this Section 16.4 shall be valid with respect to a 409A Award only to the extent that such action complies with Code section 409A.

ARTICLE 17.	MISCELLANEOUS PROVISIONS
17.1Restrictions on Shares. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised in whole or in part (as applicable), no such Award may be paid out (as applicable) and no shares may be issued pursuant to such Award (as applicable) unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards applicable to the Common Stock and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.
Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.
17.2Rights of a Shareholder. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded an Option, SAR, RSU, Performance Share, Performance Unit or Other Award shall have any right as a shareholder with respect to any shares covered by such Award prior to the date of issuance to him or her or his or her delegate of a certificate or certificates for such shares or the date the Participant’s name is registered on the Company’s books as the shareholder of record with respect to such shares.
17.3Transferability. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the Participant’s death, to a beneficiary in accordance with Article 13 or by will or the laws of descent and distribution. If permitted by the Committee, a Participant may transfer NQSOs to a Permitted Transferee in accordance with procedures approved by the Committee. Except for a permitted transfer of NQSOs by a

Appendix A

Participant to a Permitted Transferee, unless the Committee determines otherwise consistent with securities and other applicable laws, rules and regulations, (i) no Award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than upon the Participant’s death, to a beneficiary in accordance with Article 13 or by will or the laws of descent and distribution, and (ii) each Option and SAR outstanding to a Participant may be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative (provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder). In the event of a transfer to a Permitted Transferee as permitted under this Section 17.3 or by the Committee, appropriate evidence of any transfer to the Permitted Transferee shall be delivered to the Company at its principal executive office. If all or part of an Award is transferred to a Permitted Transferee, the Permitted Transferee’s rights thereunder shall be subject to the same restrictions and limitations with respect to the Award as the Participant. For the avoidance of doubt, any permitted transfer of an Award will be without payment of consideration by the Permitted Transferee.
17.4No Fractional Shares. Unless provided otherwise in the Agreement applicable to an Award, no fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and any fractional share otherwise payable pursuant to an Award shall be forfeited unless the Agreement provides for payment of cash for such fractional share.
17.5No Implied Rights. Nothing in the Plan or any Agreement shall confer upon any Participant any right to continue in the employ or service of the Employer, or to serve as a Non-Employee Director thereof, or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless otherwise determined by the Committee, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. No Participant shall have any claim to an Award until it is actually granted under the Plan. An Award of any type made in any one year to an eligible Participant shall neither guarantee nor preclude a further grant of that or any other type of Award to such Participant in that year or any subsequent year. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.
17.6Transfer of Employee. The transfer of an Employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an Employee is placed on military, disability or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship. If an Employee’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, a termination of employment shall be deemed to have occurred when the entity ceases to be a Subsidiary unless the Employee transfers his or her employment or other service relationship to the Company or its remaining Subsidiaries.
17.7Expenses of the Plan. The expenses of the Plan shall be borne by the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan.
17.8Compliance with Laws.
a.The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required. It is the intent of the Company that the awards made hereunder comply in all respects with Rule 16b-3 under the Exchange Act and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention. Any provision herein relating to compliance with Rule 16b-3 under the Exchange Act shall not be applicable with respect to participation in the Plan by Participants who are not Insiders.
b.Grandfathered Performance-Based Awards. Notwithstanding anything in the Plan to the contrary, the Committee shall administer any Awards in effect on November 2, 2017 which qualify as “performance-based compensation” under Code section 162(m), as amended the by Tax Cuts and Jobs Act (the “Tax Act”), in accordance with the “grandfathering” transition rules applicable to written binding contracts in effect on November 2, 2017 and shall have the discretion to amend the Plan to conform to the TCJA, all without obtaining further approval from the Company’s shareholders (unless otherwise required by applicable law). Further, this amended and restated Plan is not intended, and shall not be deemed as amending, any such Awards to the extent it would result in the loss of deductibility under the TCJA’s Code section 162(m) “grandfathering” rules.
17.9Successors. The terms of the Plan and outstanding Awards shall be binding upon the Company and its successors and assigns.

Appendix A

17.10Tax Elections. Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any Award on the Participant’s not making an election under Code section 83(b).
17.11Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which shares of Common Stock are traded.
17.12Compliance with Code Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, and (ii) to maintain the exemptions from Code section 409A of Options, SARs and Restricted Stock and any Awards designed to meet the short-term deferral exception under Code section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Code section 409A and the provisions of any Agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a 409A Award to the extent such discretionary authority would conflict with Code section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code section 409A by reason of Code section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code section 409A(a)(2)(B)(i) (regarding the required six (6) month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an Employee or cessation of service as a Non-Employee Director or Non-Employee, the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code section 409A. To the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a change in control, then such payment shall not be made unless such change in control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a change in control. To the extent an Award is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the sixtieth (60th) day following the date on which there is no longer such a substantial risk of forfeiture with respect to the Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award. In the event that an Award shall be deemed not to comply with Code section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party.
17.13Legal Construction.
a.If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.
b.Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.
c.To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Georgia, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Agreement, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Georgia to resolve any and all issues that may arise out of or relate to the Plan or such Agreement.

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Aaron's, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2019.

Vote by Internet

- Go to **www.envisionreports.com/AAN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all director nominees and FOR Proposals 2, 3 and 4.

1. Election of directors:

Nominee	For	Against	Abstain
01 - Kathy T. Betty	☐	☐	☐
02 - Douglas C. Curling	☐	☐	☐
03 - Cynthia N. Day	☐	☐	☐
04 - Curtis L. Doman	☐	☐	☐
05 - Walter G. Ehmer	☐	☐	☐
06 - Hubert L. Harris, Jr.	☐	☐	☐
07 - John W. Robinson, III	☐	☐	☐
08 - Ray M. Robinson	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aaron's, Inc. COMMON STOCK

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 8, 2019.

The undersigned shareholder of Aaron's, Inc. hereby constitutes and appoints John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen, or any of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of common stock of Aaron's, Inc., at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on May 8, 2019, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the abovementioned attorneys and proxies to vote your shares in accordance with the recommendations of the Company's Board of Directors listed below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE, "FOR" APPROVAL OF A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION, "FOR" APPROVAL OF THE AARON'S, INC. AMENDED AND RESTATED 2015 EQUITY AND INCENTIVE PLAN AND "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

Participants in any retirement plan of Aaron's, Inc. may vote their proportionate share of Company common stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. **If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's Board of Directors listed above.** If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 25, 2019, and the Proxy Statement furnished therewith.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of the Annual Meeting of Shareholders to the undersigned.

This proxy is revocable at or at any time prior to the Annual Meeting.

(Continued and to be dated and signed on reverse side)